SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2018

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 26, 2018, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting (i) to elect ten directors nominated by the Board of Directors of the Company as described in the Proxy Statement; (ii) to give an advisory vote on our executive compensation; and (iii) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2018; and to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, it is important that you exercise your right to vote as a shareholder. Please indicate your vote by completing your proxy in one of three ways according to the instructions contained in the Notice of Internet Availability of Proxy Materials: (1) vote by telephone; (2) vote by Internet; or (3) complete a proxy card and return it using the envelope provided. Be assured that your votes are completely confidential.

Also provided is our 2017 Annual Report on Form 10-K for your review.

On behalf of the officers and directors of the Company, thank you for your continued support and confidence.

Sincerely,

Paul Manning
Chairman, President and Chief Executive Officer

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Notice of Annual Meeting To Be Held April 26, 2018

To the Shareholders of Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois, on Thursday, April 26, 2018, at 2:00 p.m., Central Time, for the following purposes:

1. To elect ten directors nominated by the Board of Directors of the Company as described in the proxy statement;

2. To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the proxy statement;

3. To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2018; and

To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 26, 2018

The Proxy Statement and Notice of Annual Meeting and the 2017 Annual Report on Form 10-K are
available on Sensient’s website at http://investor.sensient.com

The Board of Directors has fixed the close of business on February 28, 2018, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet to most shareholders and deliver printed proxy materials to Sensient’s employee benefit plan participants and other shareholders who have requested paper copies. We have mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to those shareholders who will receive our proxy materials over the Internet. The Notice contains instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote.

Shareholders of record who wish to vote in person may do so at the Meeting. Whether or not you are able to attend the Meeting, to ensure that your shares are represented at the Meeting, please complete your proxy in one of three ways: (1) vote by telephone; (2) vote by Internet; or (3) complete a proxy card and return it using the envelope provided, each according to the instructions provided in this proxy statement or contained in the Notice. You may revoke your proxy at any time before it is actually voted by delivering a notice in writing to the undersigned (including by delivering a later executed proxy or voting by telephone or by Internet) or by attending the Meeting and voting in person. Your attention is directed to the proxy statement and proxy.

For directions to the Meeting site, please contact the Company’s Secretary at (414) 271-6755.

On Behalf of the Board of Directors

John J. Manning, Secretary
Milwaukee, Wisconsin
March 9, 2018

PROXY VOTING INSTRUCTIONS

If you are a record holder, you may cast your vote in person at the meeting or by any one of the following ways:

BY TELEPHONE: You may call the toll-free number indicated in the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card. Follow the simple instructions and use the personalized control number specified in the Notice or on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned a proxy card.

OVER THE INTERNET: You may visit the Web site indicated in the Notice or on your proxy card. Follow the simple instructions and use the personalized control number specified in the Notice or on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned a proxy card.

BY MAIL: You may mark, sign, and date a proxy card received by mail and return it in the postage-paid envelope provided.

If you are a beneficial holder (that is, if your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials or with the Notice. If a broker does not receive voting instructions from the beneficial owner on the election of directors, on the approval of our executive compensation, or on any matter relating to executive compensation, the broker may not vote such shares and may return a proxy card with no vote on these matters, in which case such shares will have no effect in the outcome of such matters (except that such shares will be counted for purposes of determining whether a quorum is present at the Meeting).

If you are a participant in a Sensient employee benefit plan, you have the right to instruct the trustees and/or administrators of such plans to vote the shares allocated to your plan account. If no instructions are given, or if your voting instructions are not received by the deadline shown on the voting instruction form, the uninstructed shares will be voted in accordance with the provisions of the applicable plan.

Instructions on how to access the proxy statement and our Annual Report on Form 10-K via the Internet and how to vote can be found in the Notice made available to our shareholders of record and beneficial owners and on the proxy card.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING,
PLEASE CONTACT OUR PROXY SOLICITOR,

D. F. KING & CO., INC.,
TOLL FREE AT (800) 331-6359.

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-6755

Proxy Statement

For Annual Meeting of Shareholders
to be held on April 26, 2018

GENERAL

This proxy statement and proxy are furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2018 Annual Meeting of Shareholders, and at any adjournments thereof (“Meeting”), for the purposes set forth in the Notice of Annual Meeting and in this proxy statement. The Meeting will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois, on Thursday, April 26, 2018, at 2:00 p.m., Central Time.

This year, as permitted under Securities and Exchange Commission rules, the Company is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Most shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and will not receive a printed copy of these materials (other than Sensient’s benefit plan participants and other shareholders who request a printed copy as described below). Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet. The Notice is being mailed to shareholders, and the proxy materials will be available on the Internet, beginning on or about March 9, 2018.

If you would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The form of proxy solicited by the Board for the Meeting, this proxy statement, the Notice of Annual Meeting, and the 2017 Annual Report on Form 10-K (“2017 Annual Report”) are available on our website at http://investor.sensient.com. The 2017 Annual Report contains financial statements for the three years ended December 31, 2017, and certain other information concerning the Company. The Company will provide copies of the exhibits to the 2017 Annual Report to shareholders upon request. The 2017 Annual Report and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 28, 2018, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 42,759,595 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers as described below, a proxy that is (1) properly executed; (2) duly transmitted via mail, telephone, or Internet to the Company or its authorized representatives or agents; and (3) not revoked, will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the executed proxy, the shares represented thereby will be voted as follows:

•	FOR the election of the Board’s ten nominees for director;

•
FOR approval of the compensation of our named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement;

•	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2018; and

•	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the advisory shareholder vote on our executive compensation, or on any matter relating to executive compensation unless they receive voting instructions from the beneficial owner, but they will be able to vote with respect to ratification of Ernst & Young LLP as our auditors for 2018. If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote. The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker. A broker non-vote will have no effect with respect to the election of directors, the advisory shareholder vote on our executive compensation, or any other matter related to executive compensation.

Shares held in the same registration (for example, shares held by an individual directly and through an employee benefit plan) will be combined onto the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you receive to ensure that all shares you own are voted in accordance with your directions.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company or by transmitting a later executed proxy. Any record shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Attending the Meeting and voting in person revokes a previously filed proxy, but presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, or employees of the Company in person, by telephone, or by Internet. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Sensient expects that it will pay D. F. King & Co., Inc., its customary fees, estimated not to exceed approximately $10,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. The Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

All directors are elected on an annual basis for one-year terms. The Board currently consists of eleven members. Dr. Clydesdale, who is currently serving as a director, will not be seeking re-election to the Board.  After the Meeting, the Board will decrease the size of the Board from eleven to ten members in accordance with Sensient’s Bylaws. The Board has re-nominated the other ten of its current directors: Messrs. Brown, Cichurski, Manning, and Morrison; Drs. Carleone, Ferruzzi, Landry, and Wedral; and Mses. McKeithan-Gebhardt and Whitelaw.

The Company intends that the persons named as proxies on the proxy cards will vote FOR the election of the Board’s ten nominees if executed but unmarked proxies are returned (excluding broker non-votes). If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxy cards that include directions to vote in favor of that nominee or that do not contain any other instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “GENERAL,” above.

Sensient’s Amended and Restated Articles of Incorporation provide that directors shall be elected by a majority of the votes cast by the shares entitled to vote at a meeting at which a quorum is present except in a contested election of directors. Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners. Broker non-votes and abstentions will not affect the outcome of this proposal.

Under the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board, together with a completed Directors and Executive Officers Questionnaire, affirmation, consent, and certain other materials as specified in the Company’s Bylaws, must have been received by the Secretary no later than 90 days before the Meeting, or January 26, 2018. As no notice of any other nominations was received, no other nominations for election to the Board may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years. Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement. The criteria emphasize the need for independence and an absence of material conflicts of interest of all independent and non-management directors; the personal attributes the Company seeks in all directors; and the broad mix of skills and experience that should exist among its directors to enhance both the diversity of perspectives, professional experience, education, and other attributes and the overall strength of the composition of the Board. The skills and experience that we consider most important for membership on the Board include a background in at least one of the following areas:

•	substantial recent business experience at the senior management level, preferably as chief executive officer;

•	a recent leadership position in the administration of a major college or university;

•	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;

•	recent prior senior level governmental or military service;

•	financial expertise; or

•	risk assessment, risk management, or employee benefit skills or experience.

The particular skills, experience, qualifications, and other attributes that the Board believes qualify each of Sensient’s nominees to serve on the Board are briefly described below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL TEN NOMINEES DESCRIBED BELOW. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES (EXCLUDING BROKER NON-VOTES) WILL BE VOTED FOR ALL TEN NOMINEES DESCRIBED BELOW.

Hank Brown Age 78	Director Since 2004 Lead Director Since 2017 Audit Committee Executive Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Mr. Brown is President Emeritus of the University of Colorado. Mr. Brown has served as Interim President of Arcadia University from July 2017 until April 2018 (anticipated), President of the University of Colorado from 2005 to 2008, and President of the University of Northern Colorado from 1998 to 2002, in both latter cases leading the institutions to greater enrollment and financial support. In between his times as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion-dollar charitable foundation, where he continues to serve on the Board. From 2008 through 2017, he was Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Schreck P.C.

Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees) and also served five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees). Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1969 to 1980. While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations, and the Lamb Feeding, Processing and Sales Division. Within the past five years, he was a director of Sealed Air Corporation (from 1997 to 2015) and First Bank Corp. (from 2013 to 2015). Prior to that time, he was a director of several other public companies.

Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961. Mr. Brown volunteered for the U.S. Navy, earning his commission at Newport, Rhode Island, and his navigator wings at Pensacola, Florida, and Corpus Christi, Texas. Following his service with Naval Aviation Squadron VR – 22 and a tour in Vietnam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966. In 1969, Mr. Brown received his Juris Doctor from the University of Colorado and passed the Colorado Bar Exam. Mr. Brown earned his Masters of Law (LLM) in taxation from George Washington University in 1986 by attending night classes while serving in Congress. In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

For the following reasons, the Board concluded that Mr. Brown should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public, and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment, and risk management that are relevant to any large organization. Mr. Brown’s background as an attorney and CPA and his experiences developing financial and governmental expertise allow him to make valuable contributions to Sensient’s Audit Committee, Executive Committee, and Nominating and Corporate Governance Committee and, as Sensient’s Lead Director, allow him to assist with the Board’s oversight of risk management and compliance matters. Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

Dr. Joseph Carleone Age 72	Director Since 2014 Audit Committee Compensation and Development Committee (Chairman) Scientific Advisory Committee

Dr. Carleone is Chairman of the Board of AMPAC Fine Chemicals LLC (since December 2015), a leading manufacturer of pharmaceutical active ingredients. Prior to this position, Dr. Carleone was President and Chief Executive Officer of American Pacific Corporation (2010 to 2015), a leading custom manufacturer of fine and specialty chemicals and propulsion products. While at American Pacific Corporation, he also served as President and Chief Operating Officer (2006 to 2009), as a director (2006 to 2015), and as Chairman of the Board (March 2013 to February 2014, when it was acquired by H.I.G. Capital, LLC). Dr. Carleone has also served or currently serves as an officer and/or a director of several directly or indirectly wholly-owned subsidiaries of American Pacific Corporation.

Since November 27, 2017, Dr. Carleone has served as a director of Avid Bioservices, Inc. (formerly known as Peregrine Pharmaceuticals, Inc.) (NASDAQ: PPHM). After his election as a director, he was named non-executive Chairman of Avid Bioservices’ Board of Directors. Avid Bioservices is a clinical stage biopharmaceutical company focused on developing therapeutics to stimulate the body’s immune system to fight cancer.

From 2007 through 2009, Dr. Carleone served as a director for Reinhold Industries, Inc., a diversified manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. From 2005 through 2006, Dr. Carleone served as Senior Vice President and Chief Product Officer of Irvine Sensors Corporation, a technology company engaged in the design, development, manufacture, and sale of security products, software, vision systems, and miniaturized electronic products and higher level systems for defense, information technology, and physical security for government and commercial applications. From 2003 through 2005, he served as a member of the board of directors of Irvine Sensors Corporation. From 2000 to 2005, Dr. Carleone served as President of Aerojet Fine Chemicals LLC, a business unit of GenCorp Inc., and as Vice President of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate segment. From 1999 to 2000, he was Vice President and General Manager of Remote Sensing Systems at Aerojet. In addition, from 1997 to 2000, he served as Vice President, Operations at Aerojet.

Dr. Carleone received his bachelor’s degree in Mechanical Engineering from Drexel University, Philadelphia, Pennsylvania, in 1968; his masters’ degree in Applied Mechanics from Drexel University in 1970; and his doctorate degree in Applied Mechanics from Drexel University in 1972.

For the following reasons, the Board concluded that Dr. Carleone should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Carleone’s operational, governance, management, and scientific experience, including extensive executive management and leadership experience as Chief Executive Officer and as Chairman of a public corporation with international operations in the fine and specialty chemical industries, provides Sensient with broad and relevant experience as it continues to pursue global business and strategic objectives.

Edward H. Cichurski Age 76	Director Since 2013 Audit Committee (Chairman) Executive Committee Finance Committee Scientific Advisory Committee

Mr. Cichurski spent 35 years practicing as a CPA for clients throughout the world with the international accounting firm PricewaterhouseCoopers and its predecessors (he retired from that firm in 2000), including service in Barcelona, Spain, from 1978-1981, and service as the Managing Partner of the Milwaukee office (serving Wisconsin and parts of the upper Midwest) from 1989 to 1996. From mid-1996 to 2000, he worked with the firm’s Office of General Counsel at the firm’s National Office in New York. From 2000 to 2007, he served as Executive Vice President of Merchants & Manufacturers Bancorporation and as President of its financial services subsidiary. Following his retirement from that position, he serves, or has served, as an advisor to several public and private companies on business development, accounting, and financial reporting matters. That includes providing advisory services to Sensient from 2007 until his 2013 selection as a nominee for Sensient’s Board. Mr. Cichurski serves on the boards of numerous community and charitable organizations in the Milwaukee area and is a member of both the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

Mr. Cichurski received his bachelor of science degree from Saint Peter’s College, Jersey City, New Jersey, in 1963, and his MBA from Fairleigh Dickinson University in 1971. He served as a First Lieutenant in the U.S. Army from 1963 to 1965, where he earned the Army Commendation Medal.

For the following reasons, the Board concluded that Mr. Cichurski should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Cichurski’s accounting and auditing experience and expertise, including extensive experience auditing public corporations as a CPA and his detailed knowledge of Sensient as a result of his past consulting services to Sensient, provides invaluable financial insight and expertise to Sensient. His substantial U.S. and international experience assisting global businesses in a variety of industries and his extensive knowledge and experience with the IRS, SEC, and other government agencies are all particularly valuable to Sensient. His business experience, both at a senior management level and as an advisor to growing companies in a variety of manufacturing and consumer products businesses, is especially valuable as Sensient pursues both its growth program and its cost reduction initiatives throughout the Company. His experience as head of the Milwaukee office and in the Office of the General Counsel of PricewaterhouseCoopers and his service on community boards help position Mr. Cichurski to serve on various Sensient committees.

Dr. Mario Ferruzzi Age 43	Director Since 2015 Compensation and Development Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Dr. Ferruzzi is a Professor of Food Science and Nutrition in the Plants for Human Health Institute and the Department of Food, Bioprocessing and Nutrition Science at North Carolina State University. Prior to joining North Carolina State University, Dr. Ferruzzi served as a Professor in the Department of Food Science at Purdue University (2004 to 2016); a Research Scientist in the Coffee and Tea Beverage Development group at Nestlé Research & Development Center, Marysville, Ohio; and a Research Scientist at the Nutrition & Health and Scientific & Nutritional Support Departments at the Nestlé Research Centre in Lausanne, Switzerland. He received his B.S. in Chemistry from Duke University (1996) and his M.S. (1998) and Ph.D. (2001) in Food Science and Nutrition from The Ohio State University. He has served on Sensient’s Scientific Advisory Committee since 2014.

Dr. Ferruzzi is recognized for his expertise in analytical chemistry and its applications to food and nutrition research. His core research interests are in the areas of agricultural and botanical chemistry with emphasis on investigating the impact of the plant food matrix and processing on the stability, bioavailability, and metabolism of health promoting phytochemicals and micronutrients. Dr. Ferruzzi’s research has been consistently funded by federal agencies including the U.S. Department of Agriculture, the National Institutes of Health, and the United States Agency for International Development as well as the food industry. His core activities have resulted in over 140 publications as well as extensive national and international collaborations, research, and product development.

For his research efforts, Dr. Ferruzzi has received awards from the Institute of Food Technologists (IFT) (2010 Samuel Cate Prescott Young Investigator Award), the American Society for Nutrition (2011 Mary Rose Swartz Young Investigator Award), and Purdue University (2012 Agricultural Research Award) and was named a University Faculty Scholar by Purdue University in 2013.

Dr. Ferruzzi has served as a scientific advisor to several food manufacturers and associations. He is a member of the Board of Trustees for the North America branch of the International Life Science Institute. He is a professional member of IFT, the American Society for Nutrition (ASN), and the American Chemical Society (ACS). He is a Fellow of the Royal Society of Chemistry. Dr. Ferruzzi has held multiple leadership roles in these societies, at both local and national levels. He served as Chair of the Food Science & Nutrition Solutions Taskforce, a joint working group between IFT-ASN-IFIC and the Academy of Nutrition and Dietetics (AND). Additionally, Dr. Ferruzzi serves on the editorial boards of Nutrition Research, Nutrition Today, and Critical Reviews in Food Science and Nutrition. He serves as an Associate Editor for the Royal Society of Chemistry’s journal, Food & Function.

For the following reasons, the Board concluded that Dr. Ferruzzi should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Ferruzzi is an expert in analytical chemistry and its application to food and nutrition, which are directly relevant to a range of Sensient’s businesses. Dr. Ferruzzi’s extensive industry and academic experience, his extensive experience with new product development and product commercialization, together with his knowledge of Sensient’s products and operations gained as a result of service on Sensient’s Scientific Advisory Committee, have allowed him to make immediate and significant contributions to the Board.

Dr. Donald W. Landry Age 63	Director Since 2015 Compensation and Development Committee Nominating and Corporate Governance Committee (Chairman) Scientific Advisory Committee

Dr. Landry is the Samuel Bard Professor and Chair of the Department of Medicine at Columbia University’s College of Physicians and Surgeons. He also serves as its Director of the Division of Experimental Therapeutics and Physician-in-Chief for the Medical Service at New York Presbyterian Hospital/Columbia Medical Center. Dr. Landry has been a member of the faculty of Columbia University since 1985. At Columbia, Dr. Landry developed the first artificial enzyme to degrade cocaine and his report in Science was voted one of top 25 papers in the world for 1993 by the American Chemical Society. His discovery that vasopressin can be used to treat vasodilatory shock fundamentally changed intensive care medicine. He also pioneered an embryo-sparing approach to the generation of human embryonic stem cells.

Dr. Landry has been a director of Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP) since October 2011. Between June 2007 and October 2011, Dr. Landry served as a founding director of Tonix Pharmaceuticals, Inc., a wholly-owned subsidiary of Tonix Pharmaceuticals Holding Corp. Tonix Pharmaceuticals is a publicly traded company that develops next-generation medicines for common disorders of the central nervous system, including fibromyalgia, post-traumatic stress disorder, and episodic tension-type headache.

Dr. Landry was co-founder and has been a member of L&L Technologies LLC since 1996. L&L Technologies LLC was formed to develop medications for central nervous system conditions. Dr. Landry was also a co-founder of Vela Pharmaceuticals, which developed several drugs for central nervous system disorders, including very low dose (VLD) cyclobenzaprine for fibromyalgia syndrome.

Dr. Landry established his laboratory at Columbia University in 1991 to investigate medical applications of artificial enzymes. In 1998, he founded the Division of Experimental Therapeutics. The Division focuses on novel therapeutics for intractable problems such as cocaine addiction, nerve gas intoxication, and vasodilatory shock. Dr. Landry is a leader in the ethical development of embryonic stem cells and served as a member of the President’s Council on Bioethics during the George W. Bush administration. In 2008, Dr. Landry was awarded the Presidential Citizens Medal, the nation’s second-highest civilian award. In 2016, Dr. Landry was elected to the National Academy of Inventors.

Dr. Landry graduated from Lafayette College, completed his Ph.D. in organic chemistry under Nobel laureate R.B. Woodward at Harvard University in 1979, and then obtained his M.D. degree from Columbia University’s College of Physicians and Surgeons in 1983. After residency in Internal Medicine at the Massachusetts General Hospital, he returned to Columbia University as a National Institutes of Health (NIH) Physician-Scientist from 1985 to 1990. Dr. Landry has published 114 peer-reviewed articles, authored 31 review articles or book chapters, and holds 36 patents as inventor or co-inventor.

For the following reasons, the Board concluded that Dr. Landry should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Landry is an expert in the medical and pharmaceutical fields and has unique experiences in the formation, operation, and public registration of a start-up pharmaceutical company. Dr. Landry’s experience as director of a public corporation, his experience in commercialization of new products and in research and development, his strong technical acumen in the pharmaceutical industry and other fields related to our business, and his academic background, allow him to add a unique skill set and perspective to the Board.

Paul Manning Age 43	Director Since 2012 Executive Committee (Chairman) Finance Committee Scientific Advisory Committee

Mr. Paul Manning has been Sensient’s Chairman, President and Chief Executive Officer since April 21, 2016. He joined the Company in 2009 as General Manager, Food Colors North America, and became President of the Color Group in 2010. He became President and Chief Operating Officer of the Company in October 2012, and President and Chief Executive Officer in February 2014. Before joining the Company, he worked for Danaher Corporation as Mergers and Acquisitions Integration Manager of the Fluke Division and he held various supply chain and project manager positions with McMaster-Carr Supply Company. He holds a B.S. degree in Chemistry from Stanford University and an MBA from Northwestern University. He attended Stanford University on a Naval ROTC scholarship and served in the U.S. Navy as a Surface Warfare Officer for four years.

During his four years of working within and then running the Color Group, Mr. Manning gained a thorough understanding of both the opportunities and the challenges facing the Company’s Color businesses and made critical contributions to its improved performance. As the Company’s President and Chief Operating Officer, his management skills and experience allowed him to make similar contributions in the Company’s other businesses, including his critical role in the relocation of the Flavors & Fragrances Group headquarters from Indianapolis to the Chicago area on time and on budget. In his current position as the Company’s Chairman, President and Chief Executive Officer, he has been responsible for the continued success of the Company, including its strong profits and sales, the reorganization and restructuring of the Flavors & Fragrances Group, upgrading of sales force and general manager talent, leading the Board of Directors, and articulating and executing the Company’s strategy.

For the following reasons, the Board concluded that Mr. Manning should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. As Sensient’s Chairman, President and Chief Executive Officer, Mr. Manning brings the Board unique insights that are critical to Sensient’s long-term strategic planning. His extraordinarily detailed knowledge of the Company’s operations enables him to keep the Board well informed regarding the Company’s performance and opportunities. Mr. Manning’s strong background in chemistry allows him to direct product and technology research and development efforts and to be a valuable member of the Scientific Advisory Committee. Mr. Manning’s prior experience in mergers and acquisitions and supply chain management is valuable to the Board because these areas are of particular importance for the Company’s growth and profitability.

Deborah McKeithan-Gebhardt Age 59	Director Since 2014 Finance Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Ms. McKeithan-Gebhardt is President and Chief Operating Officer of Tamarack Petroleum Company, Inc. (since 2009), and also serves as Chief Executive Officer of Tamarack River Resources, LLC (since 2009). She previously served as Vice President and General Counsel of Tamarack Petroleum Company, Inc. (from 1991 to 2009). Tamarack Petroleum Company, Inc. is a private company engaged in oil and gas exploration. Tamarack River Resources, LLC is a Delaware limited liability company of which Tamarack Petroleum Company, Inc., is the majority member. Ms. McKeithan-Gebhardt has been with Tamarack Petroleum since 1991. Prior to joining Tamarack Petroleum, she was an attorney in private practice.

As President and Chief Operating Officer, and previously as Vice President and General Counsel of Tamarack Petroleum Company, Inc., Ms. McKeithan-Gebhardt has primary responsibility for, and extensive experience in, a range of strategic and operational matters, including human resources, compensation and employee benefits, financial management and reporting, regulatory and compliance, legal affairs, and risk management.

Ms. McKeithan-Gebhardt earned a bachelor of arts degree in Business Administration from Cardinal Stritch University in 1980 and a Juris Doctor degree, summa cum laude, from Marquette University Law School in 1987. Ms. McKeithan-Gebhardt currently serves as a member of the Marquette University Law School Advisory Board.

For the following reasons, the Board concluded that Ms. McKeithan-Gebhardt should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Ms. McKeithan-Gebhardt’s extensive experience, including experience as a Chief Executive Officer and in other executive management roles and experience in regulatory, legal, risk management, and related matters, provides Sensient with a broad perspective in addressing operational and strategic issues. Ms. McKeithan-Gebhardt’s background as an attorney and a senior executive are particularly valuable and allow her to make valuable contributions to the Board’s oversight of complex legal, risk management, regulatory, and compliance matters.

Scott C. Morrison Age 55	Director Since 2016 Audit Committee Finance Committee (Chairman) Scientific Advisory Committee

Mr. Morrison is Senior Vice President and Chief Financial Officer of Ball Corporation, a leading global supplier of innovative, sustainable packaging solutions for beverage, food, and household products customers. He previously served as Vice President and Treasurer of Ball Corporation. Prior to joining Ball Corporation, Mr. Morrison held senior corporate banking roles at Bank One, First Chicago, and NBD Bank, Detroit.

Mr. Morrison is an Executive Committee Member of the Board for the National Association of Manufacturers and Community Chairman of the Denver Chapter of the Kelley School of Business Indiana University. He previously served as Chairman of the National Association of Corporate Treasurers and as an expert testimony witness to the U.S. House of Representatives Agricultural Committee on Dodd-Frank legislation. Mr. Morrison has been recognized as CFO of the Year by CFO Magazine and Institutional Investor.

Mr. Morrison received his Bachelor’s Degree (1984) in Finance from Indiana University and his M.B.A. (1988) from Wayne State University.

For the following reasons, the Board concluded that Mr. Morrison should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Morrison has a wealth of valuable leadership experience and financial expertise, gained through currently serving as Chief Financial Officer of a publicly traded multinational corporation and having served in various other executive management and senior corporate banking roles. Mr. Morrison’s background includes significant experience in mergers and acquisitions and post-merger integration including Ball Corporation’s $6.1 billion acquisition and integration of Rexam PLC, a metal beverage packaging manufacturer. Mr. Morrison’s experience, expertise, and background allow him to make valuable contributions to the Board and the Company regarding a wide range of matters, including capital allocation, financial reporting, international, and compliance matters.

Dr. Elaine R. Wedral Age 74	Director Since 2006 Compensation and Development Committee Executive Committee Finance Committee Scientific Advisory Committee (Chairman)

Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington, D.C., that provides a forum for academic, government, and industry scientists to identify important nutrition and food safety issues and works toward solutions for the benefit of the general public. From 2003 to 2014, Dr. Wedral was also a director of Balchem Corporation (where she served as chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture, and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical, and medical sterilization industries. Dr. Wedral also serves on the editorial board of Food Processing magazine, serves on the board of the Women’s Global Health Institute at Purdue University, and continues to work with several industry groups and universities on food science issues in an advisory capacity. Dr. Wedral served as Lead Director from 2014 to 2017 and works closely with management on the Company’s Chemical Risk Reduction Strategy.

Dr. Wedral holds a B.S. degree in Biochemistry from Purdue University, an M.S. degree in Food Microbiology from Cornell University, and a Ph.D. in Food Biochemistry from Cornell University. From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc., and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006 and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its foodservice systems. Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities in North America, with over 700 personnel, and the development, construction, and management of a new state-of-the-art pet food and nutrition facility; a new beverage, confection, and ice cream facility; and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities.

Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry, and food service systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it). Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality. Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building and consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety. These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee, Executive Committee, Finance Committee, and Scientific Advisory Committee.

Essie Whitelaw Age 69	Director Since 1993 Audit Committee Compensation and Development Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2010, where she was responsible for managing over 430 employees. Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer. Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance, and the development and implementation of appropriate sales incentive programs. Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating, and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility. Ms. Whitelaw has served as a director of Network Health since 2016. Network Health is a Wisconsin based health insurer.

Ms. Whitelaw is very active in the local Milwaukee area community. She currently serves as a director on the boards of the Wisconsin Lutheran High School Foundation, Inc. and the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs, and partnerships. Ms. Whitelaw’s prior board service includes the Milwaukee Public Museum, Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee, and Bradley Center Sports and Entertainment Corp.

For the following reasons, the Board concluded that Ms. Whitelaw should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk. Ms. Whitelaw’s experiences with regulatory compliance, risk management, and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Audit, Compensation and Development, and Nominating and Corporate Governance Committees.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director or nominee for director had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2017, nor does any director or nominee have any material interest, direct or indirect, in any such proposed transaction. Mr. Paul Manning (Chairman, President and Chief Executive Officer) and Mr. John J. Manning (Vice President, General Counsel and Secretary) are brothers. See “Transactions with Related Persons” below. The Board has determined that all members of the Board, except Mr. Paul Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). See “Corporate Governance - Director Independence” below.

Corporate Governance

Board Role in Risk Oversight

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives. Long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing management’s risk assessments and implementation of appropriate risk management policies and guidelines, including those related to financial reporting and regulatory compliance. It has delegated to the Compensation and Development Committee primary oversight responsibility to ensure that compensation programs and practices do not encourage unnecessary or excessive risk-taking and that any risks are subject to appropriate controls. It has delegated to the Nominating and Corporate Governance Committee primary oversight responsibility to ensure that the Company’s governance standards establish effective systems for monitoring and accountability. It has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and the types and amounts of insurance and with respect to foreign currency management.

Additionally, the entire Board, along with four non-director members who are recognized food science or food safety experts, participates in the Scientific Advisory Committee, which monitors and reviews new product development programs, industry trends, and technical and regulatory issues related to Sensient’s product lines. The Board and these committees receive periodic reports on these matters from management and the Company personnel in charge of the related risk management activities. Furthermore, the Board has direct access to all elected officers of the Company and routinely receives presentations from Group Presidents, General Managers of the various business units, technical leaders, and product safety leaders.

Since 2013, the Board has updated and implemented a number of robust policies and compliance programs to address various areas of legal and regulatory risks, including the following:

•	Corporate Code of Conduct (available in all languages used within the Company), which includes:
•	Antitrust Compliance Manual
•	Anti-Bribery Policy
•	Company Confidential Information Policy
•	Insider Trading Policy
•	Supplier Code of Conduct
•	Corporate Responsibility Report

We have also implemented and formalized internal policies and compliance programs with respect to various regulatory matters, such as securities compliance and export compliance.

In addition to providing annual Company-wide training on the Code of Conduct, the Board has ensured that targeted training on each of the other compliance programs is conducted for all appropriate employees. The Code includes, among many other rules, strict integrity, professionalism, safety, and personnel policies to prevent harassment and other EEO issues as well as strong and routinely publicized violation reporting protocols. Additionally, the Audit Committee receives a quarterly update from the General Counsel on all reported Code of Conduct violations, which includes a summary of every investigation conducted of an alleged Code violation and the disposition of each investigation. Code of Conduct violations and dispositions are also reviewed with employees during business units’ quarterly town hall meetings, and the CEO publishes an internal blog to all employees detailing violations.

The Board oversees a robust program related to Product Safety, including the following elements:

•	All potential product safety issues are reported immediately to the CEO, and the Company’s head of product safety and quality is a direct report of the CEO.

•
The Company has established guidelines for Good Manufacturing Practices (GMP) and Hazard Analysis and Critical Control Points (HACCP), and conducts comprehensive product safety audits, including GMP/HAACP audits, at all of its food ingredient manufacturing facilities since 1999.

•	Comprehensive and robust raw material approval processes are in place to ensure product safety.

•	Raw materials and finished goods are analyzed for compliance with specifications prior to use and shipment, respectively.

•	The Company also conducts key vendor quality assurance inspections directly or by third-party accredited auditing organizations.

•	The Company develops and implements corrective action plans for all internal, customer, and third-party audit deficiencies.

•	The Company monitors industry violations and shares details of such violations with its customers.

The Board oversees the Company’s Cybersecurity Program, including the following elements:

•	The Board has defined high risk cybersecurity areas for the Company and implemented comprehensive programs to address these risks.

•	Management reports at least twice annually to the Board of Directors on cybersecurity progress and effectiveness.

•	The Company has formed an executive level steering committee (including the CEO, CFO, Group Presidents, General Counsel, and Director of IT) that provides oversight and meets monthly.

•	The Company has implemented an annual employee training program, quarterly cyber executive incident response simulations, and regular cyber penetration testing.

•	The Company has made significant investments in its technical capabilities in all areas of security.

The Board, through the Audit Committee, oversees a number of activities undertaken by management to monitor financial reporting risks and internal control.  Those activities include regular audits of significant business units by the Company’s Internal Audit Department, annual audit and quarterly reviews by Ernst & Young LLP, annual internal control audit by Ernst & Young LLP, and, when needed, special investigations directed by the Director of Internal Audit and General Counsel of any unusual or irregular activities.

The Board also oversees other Company programs in order to monitor and limit legal and regulatory risks, including:

•	Chemical Risk Reduction Strategy, led by the CEO and Dr. Wedral, which includes improved product warnings and enhanced safety protocols as well as risk identification and product elimination;

•	A robust Environmental, Health and Safety (EHS) program that is managed within the Legal Department;

•	Regular EHS audits at every manufacturing facility by an outside consulting firm;

•	In house compliance attorney who is continually engaged with the business units on FDA, EPA, and OSHA regulatory matters;

•	Legal Department review of all contracts; and

•	Legal Department review (supplemented by outside review by domestic and foreign outside counsel when necessary) of all employee terminations to ensure legal compliance and minimize litigation risks.

Board Meetings and Meeting Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders. All Board members attended the 2017 Annual Meeting of Shareholders. The Board met six times during 2017. Each director attended 100% of the meetings of the Board and the Board Committees on which he or she served that were held during 2017.

Committees of the Board

Executive Committee

The Executive Committee of the Board met twice during 2017. In 2017, Messrs. Brown and Paul Manning (Chairman) and Drs. Clydesdale and Wedral served on the Executive Committee. For 2018, Mr. Cichurski replaced Dr. Clydesdale, who will not be standing for re-election in 2018. This Committee, which currently consists of Messrs. Brown, Cichurski, and Paul Manning (Chairman), and Dr. Wedral, has the power and authority of the Board in directing the management of the business and affairs of the Company in the intervals between Board meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board met nine times during 2017.  In 2017, Messrs. Brown (Chairman) and Cichurski and Drs. Carleone, Clydesdale, and Landry served on the Audit Committee. For 2018, Mr. Cichurski replaced Mr. Brown as Chairman of the Committee.  Mr. Brown remains as a member of the Committee.  Also, for 2018, Dr. Clydesdale, who will not be standing for re-election in 2018, and Dr. Landry, who was appointed Chairman of the Nominating and Corporate Governance Committee, left the Audit Committee and were replaced by Mr. Morrison and Ms. Whitelaw.

Messrs. Brown, Cichurski (Chairman), and Morrison, Dr. Carleone, and Ms. Whitelaw are the current members of the Audit Committee. The Board has determined that Dr. Carleone and Messrs. Brown, Cichurski, and Morrison are Audit Committee financial experts in accordance with SEC rules. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC applicable to directors generally, and to members of audit committees specifically. None of them serves on the audit committee of any other public company.

This Committee, among other things:

•	has sole responsibility to appoint, terminate, compensate, and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

•
reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities generally;

•
reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

•	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

•
obtains and reviews an annual report of the independent auditor covering the independent auditor’s independence, quality control, and any inquiry or investigation of the independent auditors by governmental or professional authorities within the past five years;

•	sets hiring policies for employees or former employees of the independent auditor;

•	establishes procedures for receipt of complaints about accounting, internal accounting controls, auditing, and other compliance matters;

•	reviews and oversees management’s risk assessment and risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance; and

•
reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflicts of interest, anti-bribery, and business ethics.

The Board has adopted a written charter for the Audit Committee, which is included in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually.

Compensation and Development Committee

The Compensation and Development Committee of the Board met four times during 2017. In 2017, the Committee consisted of Mr. Cichurski, Drs. Carleone (Chairman), Clydesdale, and Wedral, and Ms. Whitelaw. In 2018, Drs. Ferruzzi and Landry replaced Mr. Cichurski and Dr. Clydesdale on the Committee.

The current members of the Committee are Drs. Carleone (Chairman), Ferruzzi, Landry, and Wedral, and Ms. Whitelaw. Each member of the Committee has been determined by the Board to satisfy the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

•
to review and approve all compensation plans and programs (philosophy and guidelines) of the Company and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the Company’s compensation program, including salary structure, base salary, short- and long-term incentive compensation (including the relationships between incentive compensation and risk-taking), and nonqualified benefit plans and programs, including fringe benefit programs;

•
to review and discuss with management the policies and practices of the Company and its subsidiaries for compensating their employees, including non-executive officers and employees, to ensure those policies do not encourage unnecessary or excessive risk-taking and that any risks are subject to appropriate controls;

•
to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary; (ii) short- and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when, and if appropriate; and (iv) any special or supplemental benefits; and

•
at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of the evaluation to the Board, and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or excessive risk-taking. At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk. The Committee and management periodically review Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders. Based on its recently completed review of Sensient’s compensation programs, the Committee and management concluded that Sensient’s incentive compensation policies for both executive and non-executive employees have not had a material adverse effect on Sensient in the recent past and are not likely to have a material adverse effect in the future. See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2017 report on compensation matters.

Compensation and Development Committee Interlocks and Insider Participation

During the year ended December 31, 2017, the Compensation and Development Committee was composed of Mr. Cichurski, Drs. Carleone (Chairman), Clydesdale, and Wedral, and Ms. Whitelaw. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, no member of the Compensation and Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K adopted by the SEC. During the year ended December 31, 2017, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation and Development Committee of the Company.

Finance Committee

The Finance Committee of the Board met three times during 2017. In 2017, the Committee consisted of Messrs. Cichurski (Chairman), Brown, Manning, and Morrison, Ms. McKeithan-Gebhardt, and Dr. Wedral. In 2018, Mr. Morrison replaced Mr. Cichurski as Chairman and Mr. Brown stopped serving on the Committee.

This Committee currently consists of Messrs. Cichurski, Manning, and Morrison (Chairman), Ms. McKeithan-Gebhardt, and Dr. Wedral. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

•	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments, and commercial and investment banking relationships;

•	existing insurance programs, foreign currency management, and the stock repurchase program;

•	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

•	such other matters as may from time to time be delegated to the Committee by the Board or as provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board met twice during 2017. In 2017, the Committee consisted of Mr. Brown, Drs. Clydesdale and Ferruzzi, and Mses. McKeithan-Gebhardt and Whitelaw (Chairman). In 2018, Dr. Landry replaced Dr. Clydesdale on the Committee and replaced Ms. Whitelaw as Chairman.

This Committee currently consists of Mr. Brown, Drs. Landry (Chairman) and Ferruzzi, and Mses. McKeithan-Gebhardt and Whitelaw. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally.

Among other functions, this Committee:

•
studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

•	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the Annual Meeting of Shareholders;

•	engages with shareholders regarding potential nominees and other governance issues;

•	considers any nominees recommended by shareholders;

•	assists the Board in its determination of the independence of each director;

•	develops corporate governance guidelines for the Company and reassesses these guidelines annually; and

•	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies, interviews, and recommends candidates it determines are qualified and suitable to serve as a director. Recommendations for Board candidates may be made to the Committee by the Company’s Chief Executive Officer, other current Board members, and Company shareholders. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. In accordance with the Director Selection Criteria, the Committee seeks a variety of perspectives, professional experience, education, skills, and other individual qualities and attributes. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. The Committee then interviews the candidate before making a recommendation to the Board.

Recommendations by shareholders for director nominees may be sent to the Secretary of the Company, who will relay such information to the Committee Chairman. The recommendations should identify the proposed nominee by name; should describe any arrangement or understanding between such person and the nominating shareholder with respect to the nomination, potential service as a director, or the Company’s securities; should describe how the nominee would contribute to the variety of perspectives, professional experience, education, skills, or other individual qualities and attributes sought by Sensient’s Board; and should provide the questionnaire, nominee affirmations, and other materials specified in the Bylaws, including the detailed information about the nominee required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required under the Company’s Bylaws for shareholder nominations and to the information included in this proxy statement regarding directors and nominees as a guide.

Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations, and informational requirements contained in the Bylaws and applicable law are satisfied. All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they meet the Company’s Director Selection Criteria; that they are not an employee, director, or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s Code of Conduct and other policies and guidelines. See “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board met twice during 2017. This Committee currently consists of Drs. Carleone, Clydesdale, Ferruzzi, Landry, and Wedral (Chairman), Messrs. Brown, Cichurski, Manning, and Morrison, and Mses. McKeithan-Gebhardt and Whitelaw, and additional members that are not directors or officers of the Company. These additional members are Dr. Eric Decker, Professor and Head of the Department of Food Science at the University of Massachusetts, Amherst; Dr. Joseph Hotchkiss, Senior Consultant, Packaging Scitech Associates; Dr. Monica Guisti, Professor in the Department of Food Science & Technology at the Ohio State University; and Carol Kellar, Principal at Kellar & Associates, LLC.

Among other functions, this Committee:

•	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

•	advises the Company on maintaining product leadership through technological innovation;

•
reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities; and

•	works directly with management on key innovation and product safety related projects.

Committee Charters, Code of Conduct, and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board are included in the Company’s Bylaws and are available on the Company’s website (www.sensient.com). The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct for all Company officers, directors, and employees (which incorporates its former standalone Code of Ethics for Senior Financial Officers and Procedures for Reporting Complaints or Concerns Regarding Accounting, Auditing and Other Compliance Matters) is also posted on the Company’s website. If there are any amendments to the Code of Conduct, or if waivers from it are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Independent Directors; Combination of Chief Executive Officer and Chairman of the Board Roles

The Board’s leadership structure is driven by the needs of the Company at any point in time and has varied over time. The Company does not have a policy requiring a combination or separation of the Chief Executive Officer and Chairman of the Board roles and the Company’s governing documents do not mandate a particular structure. This allows the Board the flexibility to establish the most appropriate structure for the Company at any given time. The roles of Chief Executive Officer and Chairman of the Board are now combined.

In 2014, the Board created the position of Lead Director to facilitate the administration of Board functions and to enhance corporate governance practices. The Board elects a Lead Director from among the independent directors. Our current Lead Director is Mr. Brown. The duties of our Lead Director are to:

  •  preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

  •  serve as the principal liaison between the Chairman and the independent directors;

  •  review all information sent to the Board, including the quality, quantity, appropriateness, and timeliness of such information;

  •  approve meeting agendas for the Board;

  •  approve the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

  •  obtain advice and counsel from the General Counsel, to the extent requested by the Lead Director and where appropriate, related to fulfilling the Lead Director’s duties.

The Company’s independent directors meet at regularly scheduled executive sessions without management at least three times per year. During 2017, the independent directors held three executive sessions. The Lead Director presides over these meetings.

The use of executive sessions of the Board, the Board’s strong committee system, substantial majority of independent directors, and the service of our Lead Director, allow the Board to maintain effective risk oversight and provides that independent directors oversee the Company’s financial statements, the executive compensation program, the selection and evaluation of directors, and the development and implementation of our corporate governance programs.

This proxy statement describes our philosophy, policies, and practices regarding corporate governance, risk management, and executive compensation. Interested parties who wish to make their views or concerns known regarding these or other matters may communicate with management, with our Lead Director or any of our other independent directors, or with the Board as a whole in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

•
The director is a current partner or employee of a firm that is the Company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be considered independent unless he or she meets the requirements for independence under applicable securities laws. Members of the Audit Committee and of the Compensation and Development Committee are subject to additional independence requirements. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Cichurski, and Morrison, Drs. Carleone, Ferruzzi, Landry, and Wedral, and Mses. McKeithan-Gebhardt and Whitelaw (who constitute all of the director nominees and current members of the Board except Mr. Paul Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the nominees to the Company. The Company has no relationships with any of the independent nominees (other than as a director and a shareholder).

The Board considers length of director tenure when evaluating director independence, but it does not believe long tenure alone presumptively renders a Board member not independent. The Board recognizes the contributions experienced directors add to the Board. The Board has determined that its long-tenured directors have superior skills and experience and provide tangible value to the Board and the Company. The Board has also determined that their length of tenure has allowed these directors to accumulate valuable knowledge and experience based upon their history with the Company. This knowledge and experience improves the ability of the Board to provide constructive guidance and informed oversight to management. Furthermore, in the Board’s opinion, the length of tenure of its members has not in any way impaired the willingness of any director to question and confront any issue or exercise independent and impartial oversight of the Company in any area. Finally, the Board believes that it currently has an appropriate mix of long- and short-tenured members that provides an appropriate and dynamic balance.

Director Self-Evaluation, Succession Planning, and Tenure

Each director completes an annual self-evaluation for evaluating the performance of the Board and its committees. As part of the annual self-evaluation process, the directors consider various topics relating to the Board’s and each of its committee’s role, structure, composition, relationship with management, access to information and resources, process, and responsibilities, as well as the overall mix of director experiences and skills. The Board and each of its committees then independently reviews and discusses the results of the annual self-evaluations and any other relevant issues related to the Board or the Company.

The Board’s succession planning considers the results of the Board’s self-evaluation, together with other information, including the overall mix of tenure, experience, and skills of the directors, upcoming retirements of individual directors, the experience and skills that would be desirable for future directors, and the needs of the Board and its committees at the time. Additionally, the Chairman of the Nominating and Corporate Governance Committee welcomes feedback from shareholders on Board composition as well as potential candidates.

The Board does not believe that mandatory retirement ages or arbitrary term limits are appropriate, because the Board benefits from the contributions of its experienced directors who have developed insight into the Company over the course of their service on the Board. The Company is committed to the ongoing refreshment of the Board of Directors as evidenced by the fact that six new independent directors have joined the Board since 2013 and the current average tenure for the Board is less than 9 years.  As a result of these efforts, the Board believes that it currently has an appropriate mix of long- and short-tenured directors that provides an appropriate and dynamic balance.

Director Compensation and Benefits

The Nominating and Corporate Governance Committee determines the form and amount of director compensation, with review and approval by the Board. The objectives of our director compensation program are to fairly compensate directors for the time commitment required in fulfilling their duties and closely align director compensation with the interests of our shareholders. The Board believes that director stock awards and strong director stock ownership requirements further align the economic interests of directors and shareholders.

In December 2017, the Nominating and Corporate Governance Committee approved certain structural changes to director compensation.  These changes rebalanced the components of director compensation, but did not significantly increase average director total compensation.  Specifically, these changes included eliminating meeting fees and replacing them with committee retainers, and moving Scientific Advisory Committee fees into the Board retainer. There was no adjustment to annual Director restricted stock awards.

As of January 1, 2018, directors who are not employees of the Company are entitled to receive an annual retainer of $91,600, an annual restricted stock award in a number of shares with a value of $90,000 (same value of award made in 2017), and reimbursement of expenses related to meeting attendance. Each Committee chairman receives an annual chairman retainer (ranging from $8,000 to $25,500 depending on the Committee), while Committee members receive a lower committee retainer (ranging from $2,000 to $13,500 depending on the Committee). The amounts of committee chairman and member retainers vary based upon the workloads and number of meetings for the respective committees. The Lead Director receives a $25,000 retainer for his service. The Board determined that director compensation is reasonable and meets the objectives of the director compensation program.

Until June 30, 2014, the Company had an unfunded retirement plan for non-employee directors who had completed at least one year of service with the Company as a director. The plan provides a benefit equal to the base annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active, non-employee director. The Plan was terminated effective as of June 30, 2014, but that termination did not impair the rights of currently active or past living eligible directors to receive or continue to receive the payments to which the eligible director would have been entitled through the termination date.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, a director may defer all or a portion of his or her total director pay. The plan provides that directors who defer all or part of their director fees receive an equivalent amount of Common Stock. Upon retirement, the shares accrued pursuant to this plan will be distributed either: (i) in a single distribution on January 31st of the calendar year following the year in which the director ceases to be a director, or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance of shares in a director’s account will be distributed in a single distribution to a designated beneficiary or to the director’s estate.

The Company has a director stock plan for any director who is not an employee of the Company. For 2018, the director stock plan provides for an annual grant of restricted shares of the Company’s Common Stock in a number of shares with a value of $90,000 on the grant date to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant. Even after vesting, the shares are subject to Sensient’s stock ownership guidelines for non-employee directors, including a requirement that directors hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2017:

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$129,500	$90,080	$-	$-	$219,580
Dr. J. Carleone	116,000	90,080	-	-	206,080
E. Cichurski	122,000	90,080	-	-	212,080
Dr. F. M. Clydesdale	120,500	90,080	-	-	210,580
Dr. M. Ferruzzi	93,000	90,080	-	-	183,080
Dr. D. W. Landry	102,000	90,080	-	-	192,080
D. McKeithan-Gebhardt	99,000	90,080	-	-	189,080
S. C. Morrison	96,000	90,080	-	-	186,080
Dr. E. R. Wedral	110,000	90,080	-	-	200,080
E. Whitelaw	107,000	90,080	-	-	197,080

(1)	Includes annual retainer, meeting attendance, committee chairmanship, and lead director fees.

(2)
The amounts in the table reflect the grant date fair value of stock awards to the named director in 2017. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees and directors based on the estimated fair market value of the equity awards at the time of grant. The 2017 restricted stock awards to directors were made on April 27, 2017. The grant date fair value of the 2017 restricted stock award to each director was $83.33 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2017:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	2,000	2,403
Dr. J. Carleone	-	2,403
E. Cichurski	-	2,403
Dr. F. M. Clydesdale	-	2,403
Dr. M. Ferruzzi	-	1,969
Dr. D. W. Landry	-	1,969
D. McKeithan-Gebhardt	-	2,403
S. C. Morrison	-	1,081
Dr. E. R. Wedral	-	2,403
E. Whitelaw	-	2,403

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee of the Board are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.sensient.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval. In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During 2017, the Audit Committee met nine times. The Audit Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K. These discussions included the Company’s Chairman, President and Chief Executive Officer, its Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer, and its independent auditors, and occurred prior to release of each earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission. During each fiscal quarter of 2017, the Audit Committee reviewed the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility for the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditors any relationships that may impact the auditors’ objectivity and independence. The Audit Committee also considered whether the provision of any non-audit services by the auditors was compatible with maintaining the auditors’ independence. The Audit Committee is satisfied that the auditors are independent. The Audit Committee likewise discussed with management, the Company’s Director, Internal Audit, and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed the audit plans, audit scopes, and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Audit Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Auditing Standard 1301, Communications with Audit Committees; AU-C Section 260, “The Auditor’s Communication with Those Charged with Governance”; and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” With and without management present, the Audit Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

At the end of 2017, the Committee bid farewell to Drs. Clydesdale and Landry. Dr. Clydesdale will not be standing for re-election to the Board of Directors in April 2018; and Dr. Landry has assumed the role of Chairman of the Nominating and Corporate Governance Committee. The Committee offers its sincere thanks to Dr. Clydesdale and Dr. Landry for their service and diligent attention to their duties on the Committee. With the start of 2018, the Committee welcomes Mr. Morrison and Ms. Whitelaw to the Committee. Additionally, with his assumption of Lead Director duties, Mr. Brown has stepped down as Committee Chairman and Mr. Cichurski has assumed duties as Committee Chairman.

Audit Fees

During the years ended December 31, 2017 and 2016, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $3,218,200 and $2,964,200, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services, and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2017 and 2016, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $2,000 in each year. Audit-related fees include fees for access to an accounting related research tool.

Tax Fees

During the years ended December 31, 2017 and 2016, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $655,700 and $1,082,600, respectively. Tax services include tax compliance, tax advice, and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2017 or 2016.

The Audit Committee approved all of the services described above. At its February 2018 meeting, the Audit Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related, and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Audit Committee at its next meeting.

The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2017, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s  management, which has the primary responsibility for our financial statements and related reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to GAAP and on the effectiveness of our internal control over financial reporting.

Based on the review and discussions with management and the independent auditors described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2017, be included in its 2017 Annual Report, for filing with the SEC. As further discussed in Item 3, “Ratification of Appointment of Independent Auditors,” the Audit Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2018. The Board recommended that the shareholders ratify that appointment.

Date: February 8, 2018

Edward H. Cichurski, Chairman
Hank Brown
Dr. Joseph Carleone
Scott C. Morrison
Essie Whitelaw

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 15, 2018, except as otherwise indicated, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	27,956
Dr. Joseph Carleone	11,624
Edward H. Cichurski	7,805
Dr. Fergus M. Clydesdale	24,181
Dr. Mario Ferruzzi	3,261
Michael C. Geraghty	12,800
Gautam Grover	41
Dr. Donald W. Landry	2,464
Paul Manning	65,391
Deborah McKeithan-Gebhardt	5,358
Scott C. Morrison	1,094
Stephen J. Rolfs	102,440
Dr. Elaine R. Wedral	23,800
Essie Whitelaw	16,842
Robert Wilkins	75,280
All directors and executive officers as a group (18 persons)	408,271

(1)
No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents approximately 1% of the Company’s outstanding Common Stock.

(2)	Includes 3,700 shares held by Mr. Brown’s wife; and 192 shares held by Dr. Ferruzzi’s wife’s ESOP.

(3)
Does not include the following performance stock units: Mr. Geraghty — 22,500 performance stock units; Mr. Grover — 20,400 performance stock units; Mr. Paul Manning — 109,400 performance stock units; Mr. Rolfs — 37,200 performance stock units; Mr. Wilkins — 19,600 performance stock units; and all executive officers as a group — 234,400 performance stock units. The vesting and performance criteria related to the performance stock units are discussed in the subsection below entitled “Equity Awards.”

(4)
Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $72.44 on February 15, 2018.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock as of February 15, 2018 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g).

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
BlackRock, Inc. (2)	4,759,009 shares	11.0%
The Vanguard Group, Inc. (3)	4,191,500 shares	9.7%
Neuberger Berman Group LLC (4)	3,491,613 shares	8.1%
Janus Henderson Group plc (5)	3,339,161 shares	7.7%

(1)	All percentages are based on 43,159,595 shares of Common Stock outstanding as of February 15, 2018.

(2)
BlackRock, Inc., filed a Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries. BlackRock’s address is 55 East 52nd Street, New York, New York. Its Amendment No. 9 to Schedule 13G, dated January 17, 2018, reported that as of December 31, 2017, it held sole power to vote 4,646,686 shares of Common Stock and sole dispositive power with respect to 4,759,009 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)
The Vanguard Group, Inc., filed a Schedule 13G dated February 7, 2013, with respect to itself and certain subsidiaries. Vanguard’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania. Its Amendment No. 5 to Schedule 13G, dated February 7, 2018, reported that as of December 31, 2017, it had sole power to vote 85,691 shares of Common Stock, shared power to vote 5,751 shares of Common Stock, sole dispositive power with respect to 4,103,655 shares of Common Stock and shared dispositive power with respect to 87,845 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(4)
Neuberger Berman Group LLC filed a Schedule 13G dated February 7, 2012, with respect to itself and certain affiliates. Neuberger Berman’s address is 1290 Avenue of the Americas, New York, New York. Its Amendment No. 7 to Schedule 13G, dated February 14, 2018, reported that as of December 31, 2017, it held shared power to vote 3,459,708 shares of Common Stock and shared dispositive power with respect to 3,491,613 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(5)
Janus Henderson Group plc filed a Schedule 13G dated February 13, 2018, with respect to itself and certain subsidiaries. Janus Henderson’s address is 201 Bishopsgate EC2M 3AE, United Kingdom. Its Schedule 13G reported that as of December 31, 2017, it held shared power to vote 3,339,161 shares of Common Stock and shared dispositive power with respect to 3,339,161 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.sensient.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s 2017 Annual Report and included in this proxy statement.

Dr. Joseph Carleone, Chairman
Dr. Mario Ferruzzi
Dr. Donald W. Landry
Dr. Elaine R. Wedral
Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2015, 2016, and 2017 and its ongoing compensation program for 2018 and future years.

Named Executive Officers

When we refer to our named executive officers, we are referring to the following individuals who were senior officers of the Company during 2017 and whose 2017 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables:

•	Paul Manning, Chairman, President and Chief Executive Officer;
•	Stephen J. Rolfs, Senior Vice President and Chief Financial Officer;
•	Michael C. Geraghty, President, Color Group;
•	Gautam S. Grover, President, Flavors Group; and
•	Robert Wilkins, President, Asia Pacific Group.

2017 Highlights. As outlined below, the Company completed a significant restructuring program which impacted financial performance in 2017.

•
In 2017, diluted earnings per share from continuing operations decreased 25.9% to $2.03, and adjusted earnings per share[1] increased 6.5% to $3.42. We increased our quarterly dividend to 33 cents per share in October 2017 and returned approximately $141 million of cash to our shareholders during 2017 through dividends and share repurchases.

•
In 2017, the Company completed execution of its 2014 Restructuring Plan, which the Company initiated in order to eliminate underperforming operations, consolidate manufacturing facilities, and improve efficiencies within the Company. Over the course of approximately four years, this restructuring included the closure of seven facilities (located in Indianapolis, Indiana, United States; Cornwall, Mississauga, and Halton Hills, Canada; Bremen and Leipzig, Germany; and Milan, Italy), and the sale of two facilities (located in Elburg, the Netherlands; and Marchais, France) related to the divestiture of an underperforming, non-strategic business (European Natural Ingredients). Apart from the restructuring, the Company sold an additional facility and certain non-strategic business lines (located in Strasbourg, France). Despite the complexity and immense challenges of these activities, the Company turned in solid financial and operating performance during this period.  Unfortunately, operational issues related to the wind-down of the last restructured facility proved especially challenging and unfavorably impacted 2017 performance. Restructuring is now complete and we are addressing the remaining operational issues. While challenging, the restructuring has set the stage to successfully compete and grow effectively over the long-term.

•
For the three years ended December 31, 2017, the Company grew its diluted earnings per share from continuing operations at an annualized growth rate of 6.7%, its adjusted earnings per share[1] at an annualized growth rate of 4.2% (8.9% in local currency), and its annualized total shareholder return (TSR) was 8.4%.

Strong Alignment Between Pay and Performance. Our incentive based compensation programs tracked performance over the 1- and 3-year periods. Achievement of financial targets in 2017 under our incentive cash awards resulted in our named executive officers earning between 17.4% to 76.2% of the target award amounts. Achievement of financial targets during 2015-2017 under our 2014 performance stock unit awards resulted in our named executive officers earning 85.6% of the target award amounts.

1 Adjusted earnings per share is a non-GAAP financial measure. See “Non-GAAP Financial Measures” under Item 7 of the Company’s Annual Report on Form 10-K for information regarding this measure and a reconciliation to the most directly comparable GAAP measure.

2017 Say-on-Pay Vote. At the 2017 Annual Meeting of Shareholders, we held our sixth annual advisory vote to approve named executive officer compensation. Approximately 98% of the votes cast voted in favor of our executive compensation as disclosed in our 2017 Proxy Statement. The Compensation Committee and the Board are pleased with the vote result and level of support of the Company’s executive compensation practices.

Members of our senior management regularly engage with stakeholders and solicit feedback on compensation and governance matters. This engagement takes the form of telephone and face-to-face meetings with institutional shareholders, analysis of market practices, and advice from Alvarez & Marsal, the Compensation Committee’s independent compensation consultant. The Compensation Committee further reviewed the results of our Say-on-Pay votes, feedback from institutional shareholders, advice from Alvarez & Marsal, information from proxy advisory services, and management recommendations based on Sensient’s strategic direction and market practices.

The Compensation Committee and the Board believe that the overwhelming shareholder support in the Company’s Say-on-Pay votes since 2015 was a direct result of the linkage of pay and performance embedded in the design of the Company’s compensation programs, and the Company’s strong corporate governance practices. Those practices include the following.

•           Since 2014, 100% of our long-term equity incentive awards – the largest component of compensation for our named executive officers – consisted of performance stock unit awards with a three-year performance and vesting period.

•           Robust stock ownership guidelines for elected officers and directors that include “hold-to-retirement” requirements for the Chief Executive Officer and directors.

•           Pro-rated vesting of equity awards to officers whose employment with the Company terminates because of death, disability, or retirement after reaching retirement age during the performance period.

•           Previously, we eliminated or restricted a number of compensation programs:

•           We closed our supplemental executive retirement plan to new participants and froze the benefits payable to existing SERP participants effective as of December 31, 2015 (December 31, 2016 for Mr. Rolfs).

•           We eliminated a cash subaccount option from the Directors’ Deferred Compensation Plan, so that all future deferred directors’ fees will be held in Common Stock.

•           We terminated the Non-Employee Directors’ Retirement Plan effective June 30, 2014.

•           We eliminated all tax gross-ups on perquisites given to our named executive officers.

•           We amended the 2012 Non-Employee Directors Stock Plan to provide for annual awards based on a fixed dollar value rather than a fixed number of shares.

•          On-going Board refreshment efforts have resulted in the appointing of Mr. Paul Manning in 2012 and six new independent directors: Mr. Cichurski in 2013, Dr. Carleone and Ms. McKeithan-Gebhardt in 2014, Drs. Ferruzzi and Landry in 2015, and Mr. Morrison in 2016. The current average tenure for the Board is less than 9 years. We continue to welcome input from our shareholders regarding potential candidates for the Board of Directors.

•           In 2017, we were proud to be named a “2020 Women on Boards Winning Company” for the sixth year in a row in recognition of the number of women on our Board.

•           We have adopted a majority standard for the election of directors in non-contested elections combined with a director resignation policy.

•           Strong independent Board leadership through the lead independent director, Mr. Hank Brown.

Increased Direct Linkage Between Executive Compensation and Company Performance. As a result of the Company’s implementation of 100% performance equity in 2014, executive compensation has become even more directly linked to the Company’s financial performance. This is reflected in the following pie chart detailing the components of named executive officer compensation in 2017 (which excludes the 2017 changes in pension values and includes 2017 performance stock units at grant date fair market value assuming target performance levels):

Compensation Aligned with Shareholder Interests. The Company’s compensation policies for 2017 continued to strongly emphasize alignment with shareholder returns. The pie chart above illustrates that approximately 70% of the average compensation for Sensient’s named executive officers (excluding change in pension values and including performance stock units at grant date fair market value assuming target performance levels) was based on achieving the Company’s performance goals under our annual management incentive plan and our long-term equity incentive plan. The amount of average executive compensation directly linked to Company performance has significantly increased since 2012 (when 22% of Sensient’s average executive compensation was performance-based). The pie chart also illustrates that only 26% of the average compensation for Sensient’s named executive officers (excluding change in pension values and including performance stock units at grant date fair market value assuming target performance levels) consisted of base salary in 2017. A majority of the named executive officers’ compensation consists of at-risk, performance-based long-term equity incentive awards (performance stock units), which align executive compensation with shareholder returns. Under Sensient’s compensation program, equity grants consist of performance stock awards that the Chief Executive Officer and directors generally cannot sell (even when fully vested, except in amounts intended to cover taxes) until retirement from Sensient except for a Chief Executive Officer aged 60 or over who sells pursuant to a Board-approved 10b5-1 plan. As a result, the interests of our Chief Executive Officer and directors are fully aligned with the interests of our long-term shareholders because both this year’s performance stock unit awards and all of the stock accumulated by our Chief Executive Officer, and 75% of future awards (after meeting share ownership requirement, and net of taxes and any exercise price) to our directors during their careers at Sensient are generally nontransferable until retirement.

Sensient’s Relative Performance and Chief Executive Officer Compensation. For those who wish to consider total shareholder return when evaluating chief executive officer compensation, the graph below compares Sensient’s one-year and annualized three-year and five-year total shareholder returns on Common Stock with the annualized total returns of the Standard & Poor’s 400 Specialty Chemicals index (of which Sensient is a component) and the median of Sensient’s peer group (which consists of the companies listed in the Comparable Company Data under the section “Compensation Committee Practices” below).

While Sensient’s total return to shareholders was below the returns earned by the Standard & Poor’s 400 Specialty Chemicals index and by the median of our peer group in the one-year period, our longer term performance is in line with or above these indexes.

During 2017, Sensient’s total direct compensation (salary, annual cash incentive award and equity awards at target levels and based on grant date fair market values) for our Chief Executive Officer was below the median of our peer group. Our analysis of compensation performed by our independent compensation consultant indicates proper alignment between our pay and our performance over these timeframes.

Sensient’s Executive Compensation Program Highlights. Sensient’s executive compensation program features the following shareholder favorable “best practices”:

Compensation Program Feature	Description
Pay for performance
Approximately 70% of the average 2017 total target direct compensation for our named executive officers is “pay at risk” that is contingent upon performance. Since 2014, 100% of the long-term equity incentive awards to our executive officers consisted of performance stock unit awards.

“Hold-to-retirement” policy
With limited exceptions, the Chief Executive Officer is required to hold 100% of any additional net shares awarded in the future until he retires or is no longer employed by the Company. Independent directors are required to hold at least 75% of any additional net shares awarded to them until the director retires from the Board.

Proactive engagement
In addition to our annual say-on-pay vote, our senior management engages directly with institutional shareholders and other key stakeholders throughout the year to gather feedback regarding our performance and executive compensation programs.

Performance measures	Performance measures for incentive compensation are closely linked to challenging strategic and near-term operating objectives, and are designed to create long-term shareholder value.
Compensation Committee membership and independent compensation consultant
Our Compensation Committee is composed entirely of independent, non-employee directors and engages an independent compensation consultant to perform an annual independent risk assessment of our executive compensation program.

Annual review and modification of executive compensation	Our Compensation Committee reviews and modifies executive compensation on an annual basis to achieve program objectives.
No discretionary or multi-year guaranteed bonuses	We have no discretionary bonuses and no multi-year guaranteed bonuses for any of our executive officers.
Proration of equity awards and annual cash incentive awards	We prorate equity awards and annual cash incentive awards to executives who leave the Company due to retirement, death, or disability during the applicable performance period.
No tax gross-ups	We do not have any tax gross-ups in any of our change of control agreements with any of our executive officers and we do not provide any tax gross-ups on perquisites to our named executive officers.
No equity repricing or exchange	Our equity incentive plans prohibit repricing or exchange of underwater stock options or stock appreciation rights.
No equity short sales, hedging, or pledging	Our stock ownership guidelines explicitly prohibit short sales, hedging, and pledging transactions involving our securities.
Double-Triggers
Our change of control agreements have a “double-trigger” such that benefits payable under such agreements are not paid unless a change in control is also accompanied by a qualifying termination of employment within 36 months.

Clawbacks
In the event of certain financial restatements as a result of misconduct by any former or current executive officer, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer, and any profits realized by the offending officer from the sale of Sensient securities, during the 12-month period following the first public issuance or filing of the noncompliant financial document.

Stock ownership guidelines
Our Chief Executive Officer is required to hold shares of Common Stock equal to a multiple of six times his salary; any Senior Vice President is required to hold shares of Common Stock equal to a multiple of four times their salary; and each other elected officer is required to hold shares of Common Stock equal to a multiple of two times their salary, within three years from an officer’s date of election (in each such case, including restricted stock and performance stock units). Our independent directors are required to hold at least 1,000 shares of Common Stock within a year following their initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board (in each such case, excluding unexercised stock options but including restricted stock).

Executive Compensation Flows Directly from Sensient’s Business Strategies and Investments Focus on Value Creation, Primarily Over the Long Term. Our approach to executive compensation flows directly from our approach to value creation for the Company and our shareholders. Although all timeframes are relevant, Sensient is primarily focused on long-term investments both in our employees and through acquisitions and strategic capital investments in state-of-the-art facilities and equipment designed to produce the highest quality innovative products efficiently and with product safety and regulatory compliance in mind. Our equity compensation program and our robust stock ownership guidelines, including the hold-to-retirement policy for the Chief Executive Officer, are designed to align our executive compensation program with this long-term value creation focus. We believe that the annual components of our executive compensation program do not detract from our focus on long-term value creation through innovation, acquisitions, and strategic capital investments.

Compensation Processes and Procedures

The pages below discuss the Compensation Committee and the processes and procedures used by the Compensation Committee in reviewing and determining executive compensation.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for all employees. See “Committees of the Board — Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

•	to measure and reward performance by each of its executive officers and by the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging the assumption of unnecessary or excessive risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls, and oversight that prioritize ethical behavior and minimize the risks present in Sensient’s business.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

•	achievement of strategic and financial plans, and specific financial and performance targets without taking unnecessary or excessive risks;

•	each executive officer’s role and his or her experience and tenure in the position and with the Company;

•	the total salary and other compensation for the executive officer during the prior fiscal year; and

•	how the executive officer may contribute to Sensient’s future success.

In sum, the Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees, provide for effective succession planning and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of measuring and rewarding performance. Sensient reviews its compensation awards compared to compensation levels for comparable positions at Sensient’s stable peer group of competing public companies of similar size and complexity as well as published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company. This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives. The selection of our peer group and each material element of compensation are discussed further below.

Key elements of the executive compensation program directly link executive compensation to the Company’s performance and success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers, including potential payments in a situation involving a change of control of the Company.

The Committee also recognizes that situations involving a potential change of control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority, or compensation. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change of control and thereby assure that management provides objective guidance to the Board and shareholders. As noted above, since 2010, these have been double-trigger agreements, requiring both change of control and loss of employment within three years. Change of control agreements can also help ensure that the management team stays intact before, during, and after a change of control, thereby protecting the interests of not only the Company’s shareholders but also those of any acquirer.

Finally, as with most companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers. In 2014, the Committee and Board eliminated all tax gross-up payments on perks paid to named executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. Since 2011, as required by Section 14A of the Securities Exchange Act, the Company has obtained formal shareholder advisory votes regarding executive compensation at every Annual Meeting of Shareholders. Based upon the shareholders’ approval in 2017, we will obtain a new advisory vote at the Annual Meeting and continue to obtain shareholder advisory votes annually thereafter. The Committee considers the results of the recent shareholder advisory votes regarding executive compensation in determining its ongoing compensation policies and decisions.

To better understand the concerns of its shareholders and to give them an opportunity to make more specific recommendations, the Company initiated annual discussions of its compensation policies with some of its larger shareholders beginning in 2011 and, as a result of such discussions, the Company initiated several key changes to its compensation practices over the years. These changes include the Company’s executive compensation clawback policy, its higher executive and director stock ownership requirements, its policies generally requiring the Chief Executive Officer to retain all Sensient stock and directors to retain at least 75% of future awards (after meeting share ownership requirement, and net of taxes and any exercise price) of Sensient stock until retirement, its performance stock units, its modification of the performance metrics used to determine annual cash incentive awards, its elimination of tax gross-ups from change of control agreements and from perks paid to named executive officers, its closure of the SERP to new participants, and its freezing of benefits payable to existing SERP participants (each of which is described elsewhere in this proxy statement). These changes were all influenced by the Company’s belief that they would strengthen the alignment of the interests of our executives and directors with the interests of our shareholders and, therefore, would promote the best interests of the Company’s shareholders. We believe these policies set us apart from the vast majority of public corporations.

Generally, the Committee begins its consideration of annual cash and long-term equity incentive compensation at its fall meeting in connection with its review of the Comparable Company Data discussed below. Final determinations of salaries, annual cash incentive awards, and long-term equity incentive compensation awards are made at the Committee’s meeting, with concurrence by the Board, during its regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Performance stock unit awards are granted effective as of the December meeting date. Sensient has not granted time-vested restricted stock or stock options to its executive officers in recent years. Instead, since 2014, Sensient relies on 100% performance stock unit awards.

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data. The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing a stable and appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

•
public companies of comparable size (based primarily on market capitalizations as of December 31, 2017, ranging from approximately $448 million to $14.1 billion with a median of $1.9 billion; most recently reported revenues ranging from approximately $725 million to $3.3 billion with a median of $1.8 billion; and most recently reported operating incomes ranging from approximately $37 million to $575 million with a median of $147 million);

•	public companies that operate in the specialty chemicals industry or an adjacent industry;

•	public companies with which it competes for business, resources, and talent;

•
public companies with generally consistent financial performance or other business attributes (based primarily on gross, operating, and net profits; gross, operating, and net margins; full-time employees and total assets; and total shareholder return); and

•	public companies included in Sensient’s peer group by proxy advisors.

The peer group is reviewed annually and while companies are added or removed as circumstances warrant, the Compensation Committee believes it is beneficial to attempt to keep the peer group fairly stable from year to year for comparison purposes.

In October 2017, the Compensation Committee reviewed and updated the peer group by removing Elizabeth Arden, Inc. and Chemtura Corporation, and by adding Koppers Holdings Inc. and W. R. Grace & Co. The deletions from the peer group were made to remove companies that were acquired. The additions to the peer group were made to add companies from the chemicals and consumer products sectors with strong performance and appropriately sized revenues and market capitalizations compared to Sensient.

The Comparable Company Data included in the 2017 analysis was considered by the Compensation Committee in making decisions for 2017 performance stock unit awards, 2018 base salaries, and annual management incentive plan awards authorized in 2017, which will be based on performance in 2018. The Committee’s analysis was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a peer group of 20 public companies. The peer group of 20 public companies included in 2017 was:

A. Schulman, Inc.	H.B. Fuller Company	Kraton Corporation	Rayonier Advanced Materials Inc.

Albemarle Corporation	Innophos Holdings Inc.	Minerals Technologies Inc.	Revlon, Inc.

Cabot Corporation	Innospec Inc.	Nu Skin Enterprises, Inc.	Stepan Company

Edgewell Personal Care Company	International Flavors & Fragrances Inc.	OMNOVA Solutions Inc.	USANA Health Sciences, Inc.

Ferro Corporation	Koppers Holdings Inc.	PolyOne Corporation	W. R. Grace & Co.

This public company peer group is comparable to Sensient in complexity and market challenges. Sensient’s market capitalization, operating income, and revenue ranked at the 68th, 31st, and 56th percentiles of the peer companies, respectively.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it in the evaluation of compensation of the Chief Executive Officer and other executives and employees of the Company and the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee is directly responsible for the oversight of the work of any compensation consulting firm retained by it to assist in compiling the Comparable Company Data. The Compensation Committee may select a compensation consultant only after taking into consideration all factors relevant to that person’s independence from management, including the following: (A) the provision of other services to the corporation or its affiliates by the person that employs the compensation consultant; (B) the amount of fees received from the corporation or its affiliates by the person that employs the compensation consultant, as a percentage of the total revenue of the person that employs the compensation consultant; (C) the policies and procedures of the person that employs the compensation consultant that are designed to prevent conflicts of interest; (D) any business or personal relationship of the compensation consultant with a member of the Committee; (E) any corporation stock owned by the compensation consultant; and (F) any business or personal relationship of the compensation consultant with an executive officer of the corporation.

As part of the process to retain Alvarez & Marsal, the Compensation Committee evaluated the independence of that firm and its advisers by considering the factors listed above (among other factors that the Committee considered relevant). The Compensation Committee considered that the Company has not used Alvarez & Marsal for any other services in recent years. On the basis of the Compensation Committee’s evaluation of the factors listed above, the Committee determined that the advisers’ relationships did not create conflicts of interest and did not adversely affect Alvarez & Marsal’s independence and advice. In January 2018, Alvarez & Marsal informed Sensient of their decision to discontinue the Chicago practice group Sensient retained in 2017. Accordingly, Sensient will be engaging a new independent firm in 2018.

The Company’s management assists the Compensation Committee in its determinations by helping compile and organize information, arranging meetings, and acting as Company support for the Compensation Committee’s work. The Company’s management has no decision-making authority on the Compensation Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Compensation Committee also takes into account the recommendations of the Company’s Chief Executive Officer.

Components of Executive Compensation and Benefits Programs

The following table summarizes the components of our executive compensation and benefits programs for named executive officers. Each component is designed to align the interests of our named executive officers with the Company and our shareholders and is discussed in further detail below.

	Component	Type		Objective
1.	Base Salary	Fixed	-	Attract and retain talented executives by providing base pay at market levels
2.	Annual Cash Incentive Plan Awards	Performance Based	- -
Drive Company and individual annual performance
Focus on growing local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight), and adjusted cash flow (20% weight)

3.	Long-Term Equity Incentive Awards	Performance Based (100% of 2017 awards)	-	Align executive officers’ interests with those of the Company and its shareholders over a three-year vesting period
-
Focus on Company’s operating performance in terms of adjusted EBIT growth (70% weight) and adjusted return on invested capital (30% weight) over a three-year performance period (January 1, 2018 – December 31, 2020)

4.	Retirement Benefits	Fixed	-	Attract and retain talented executives by providing retirement benefits to executives that have contributed to the Company’s success over an extended period of time
5.	Other Benefits	Fixed	-	Attract and retain talented executives by providing other benefits at market levels

The performance measures for the Annual Cash Incentive Plan and Long-Term Equity Incentive Awards are defined by the Committee and may include adjustments to the Company’s financial results calculated in accordance with GAAP. The performance measures described above may be adjusted to remove the effect of foreign currency translation, restructuring costs, the impact of acquisitions, and other items as defined by the Committee. The Compensation Committee relied in part on a study of peer group performance in setting specific performance targets for both the annual cash incentive and the long-term equity incentive awards.

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers. When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary); job responsibilities and changes in job responsibilities; individual experience and length of experience; demonstrated leadership ability; Company and individual performance and potential performance; retention needs;  years of service at Sensient; years in the officer’s current position; market data (where available) regarding salary changes for similar positions; and the increased responsibilities of officers operating in a lean corporate environment. These factors ordinarily are not specifically weighted or ranked; instead, they are considered in a holistic way.

For 2017, the Committee began with market data (comprised of the Comparable Company Data) indicating that base salaries of executives at similar companies were generally expected to increase from 2016 levels by approximately 3%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations. The Company continues to believe that the unique skills and qualifications of its executive officers are important to the ongoing growth and success of the Company. The annual salary increase for 2016 to 2017 given to the named executive officers was between 3% and 7.4%.

Annual Incentive Plan Awards

Sensient maintains annual management incentive plans for its elected officers, business unit General Managers, and other senior leaders. Annual incentive compensation is intended to provide cash-based incentives based upon achieving overall Company, group, or divisional financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unnecessary or excessive risks.

For annual incentive awards issued in 2016 based upon the achievement of performance goals during 2017, performance was measured based on a weighted average of the Company’s achievement of three performance goals:

•	local currency adjusted earnings per share (60% weight),
•	adjusted gross profit as a percentage of revenue (20% weight), and
•	adjusted cash flow (20% weight).

These are non-GAAP financial measures.  See the tables and their footnotes below for information regarding these measures and how they were calculated.

For some officers, including three of the named executive officers as discussed below, the Company also used a measure of group operating profit, group revenue, and group working capital levels.

Awards earned under the annual incentive plan in 2017, based upon targets set in December 2016, were as described in the table below:

Performance Goal	2017 Target (1) and Percentage of Target Award Earned	2017 Calculation (2)	Percentage Weight of Award Formula

Local currency adjusted earnings per share	$3.20 per share minimum, 30%; $3.43 per share target, 100%; $3.53 per share maximum, 200%	$3.40 per share	60%

Adjusted gross profit as a percentage of revenue	34.9% minimum, 0%; 35.4%, 30%; 35.65% target, 100%; 35.9% maximum, 200%	35.2%	20%

Adjusted cash flow	$192.4 million minimum, 0% $196.3 million, 30%; $202.1 million target, 100%; $205.9 million maximum, 200%	$167.8 million	20%

(1)
A minimum, target, and maximum payment level were set for each performance goal for purposes of determining awards as shown above. 2017 performance below the minimum level would have resulted in no payment for that performance goal and 2017 performance equal to or above the maximum level would have resulted in a payment of 200% of the target award for that performance goal. When performance fell between various payment levels, interpolation was used to calculate the payment level. Actual payments to our named executive officers earned based on 2017 performance ranged from 17.4% to 76.2% of the target award amounts and are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)
The annual incentive plans provide that in comparing performance against the targeted performance goals, the Compensation Committee may exclude from the comparison any item that was not considered for the establishment of the performance goals and is related to an activity or event that is outside of the Company’s ordinary course of business as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Company’s local currency adjusted results exclude restructuring and other costs, the impact of the Tax Cuts and Jobs Act (“2017 Tax Legislation”), and the impact of foreign exchange rates. The Committee set the 2017 targets excluding the results of the European Natural Ingredients business (which the Company sold in March 2017) and impact of any accounts receivable securitization transactions. These exclusions increased earnings per share by $1.37, increased adjusted gross profit by 30 basis points, and decreased adjusted cash flow by $12.7 million in 2017.

In December 2017, Sensient issued annual cash incentive awards that are contingent upon the achievement of performance goals during 2018. As in 2017, performance will be measured based upon a weighted average of the Company’s achievement of three performance goals – local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight) and adjusted cash flow (20% weight). The annual cash incentive awards are subject to a target level for each of the three performance goals, with awards for the named executive officers in the range of 65% to 100% of annual base salary (depending on the officer’s position in the Company) paid if the target levels are achieved for each performance goal. Performance in excess of the targeted levels allows for an increased award, but awards are capped at 200% of the award at the targeted levels. Performance below the targeted levels can result in a proportional award, or no award at all if none of the minimum threshold levels are achieved. These targets and financial goals are those that the Compensation Committee determines are important to achieving increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Compensation Committee generally sets target award levels that keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance.

Award targets under the annual incentive plan for 2018, based upon targets set on December 7, 2017, are as described in the table below. In setting the targets below, the Compensation Committee used peer company performance data in order to establish targets that were challenging, yet achievable and also in line with past performance within the peer group.

Performance Goal	2018 Target (1) and Percentage of Target Award Earned	2017 Baseline (2)	Percentage Weight of Award Formula

Local currency adjusted earnings per share	$3.40 per share minimum, 30%; $3.61 per share target, 100%; $3.74 per share maximum, 200%	$3.42 per share	60%

Adjusted gross profit as a percentage of revenue	35.2% minimum, 0%; 35.7%, 30%; 35.95% target, 100%; 36.2% maximum, 200%	35.2%	20%

Adjusted cash flow	$167.8 million minimum, 0% $171.2 million, 30%; $176.2 million target, 100%; $179.6 million maximum, 200%	$167.8 million	20%

(1)
Minimum, target, and maximum payment levels are set for each performance goal for purposes of determining awards, as shown above. 2018 performance below the minimum level will result in no payment for that performance goal; 2018 performance equal to or above the maximum level will result in a payment of 200% of the target award level for that performance goal. Should performance fall between the various payment levels, interpolation will be used to calculate the payment level.

(2)
The 2017 Baseline for each performance goal is provided solely for comparison against the 2018 targeted performance goals. The annual incentive plans provide that in comparing performance against the targeted performance goals, the Compensation Committee may exclude from the comparison any item that was not considered for the establishment of the performance goals and is related to an activity or event that is outside of the Company’s ordinary course of business as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code, to the extent applicable. The Company’s local currency adjusted results exclude restructuring and other costs, the impact of the 2017 Tax Legislation, and the impact of foreign exchange rates. The Committee set the 2018 targets excluding the results of the European Natural Ingredients business and the impact of any accounts receivable securitization transactions. The 2017 Baseline figures noted in the table above are adjusted for these amounts using the actual 2017 foreign exchange rates.

The Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. Each of these targets is an objective measure of performance that we believe is widely accepted by investors. After the end of the year, the Company compares Sensient’s performance against the goals for each of the performance measures to determine the amount (if any) that it pays the eligible executive officers under the applicable annual management incentive plan, subject to Committee discretion to reduce the awards as described above. The Committee determined that these levels of annual incentive awards were appropriate based on analysis of the most recent Comparable Company Data. Nonetheless, the target percentage payout may vary from year to year. The amount Sensient pays will also increase or decrease from year to year in accordance with measuring performance against our target performance measures.

Messrs. Manning (Chairman, President, and CEO) and Rolfs (CFO) received and will receive incentive compensation opportunities based upon the performance of the Company as a whole, rather than on the performance of any specific business unit of the Company. The incentive compensation of each of our Group Presidents is based 70% upon performance of the applicable Group and 30% on the performance of the Company as a whole.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 2007 Stock Plan and, beginning in 2017, the 2017 Stock Plan. The Company’s 2017 Stock Plan was approved by the Company’s shareholders in 2017 and is substantially similar to the 2007 Stock Plan. We believe that including a significant level of equity-based awards aligns the financial interests of our management with those of Sensient’s shareholders as well as with the long-term strategic objectives of the Company since the ultimate value of equity-based awards is tied to the value of Sensient’s stock over the long term and these awards provide executives with a further equity stake in the Company. This is especially true in light of the Company’s robust stock ownership and “hold-to-retirement” requirements for the Chief Executive Officer, discussed below.

Sensient’s long-term equity incentive compensation for its named executive officers in recent years has been composed entirely of performance stock units, with no stock options or time-vested restricted stock. The 2017 Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance-based elements.

In December 2017, the Compensation Committee awarded performance stock units that are calculated based on future performance over a three-year performance period and which are based on a weighted average of two performance metrics:

•	adjusted EBIT growth (70% weight) and
•	adjusted return on invested capital (30% weight).

These are non-GAAP financial measures.  See the tables and their footnotes below for information regarding these measures and how they were calculated.

The performance stock units, to the extent earned, will vest after three years. If the individual’s employment terminates because of death, disability, or retirement after reaching retirement age, before the end of the three-year performance period, a prorated portion of the performance stock units (calculated by dividing the number of full months of the performance period that the individual worked for the Company by thirty-six), if earned, will vest after three years. The Compensation Committee, in its sole discretion, may vest some or all of the remaining performance stock units eligible for vesting. If a change of control occurs during the three-year performance period, the Company will issue one share of stock per performance stock unit that could become vested assuming performance at 100% of target levels.

Award targets under the performance stock unit awards granted in 2017 are as described in the table below. In setting the targets below, the Compensation Committee used peer company performance data in order to establish targets that were challenging, yet achievable and also in line with past performance within the peer group.

Three-Year Performance Goal	2018-2020 Target (1) and Percentage of Performance Goal Earned	2017 Baseline (2)	Percentage Weight of PSU Award Formula

Local currency adjusted EBIT growth	-5% Compound Annual Growth Rate (CAGR) on 2017 EBIT minimum, 0%; 0% CAGR on 2017 EBIT, 25%; 5% CAGR on 2017 EBIT target, 100%; 8% CAGR on 2017 EBIT maximum, 150%	$215.7 million	70%

Adjusted return on invested capital	25 basis points decrease on 2017 ROIC minimum, 0%; No change on 2017 ROIC, 25%; 25 basis points increase on 2017 ROIC target, 100%; 50 basis points increase on 2017 ROIC maximum, 150%	10.9%	30%

(1)
Each three-year performance goal for 2018-2020 is subject to a minimum, target, and maximum level for purposes of determining any awards as shown above. Three-year performance below the minimum level would result in no award for that performance goal and three-year performance equal to or above the maximum level would result in an award of 150% of the target level for that performance goal. Interpolation will be used to calculate the award if the performance falls between the various levels.

(2)
The Company’s local currency adjusted results exclude restructuring and other costs, the impact of the 2017 Tax Legislation, and the impact of foreign exchange rates. The 2017 Baseline for each performance goal is provided solely for comparison and excludes the results of the European Natural Ingredients business and the impact of any accounts receivable securitization transactions.

For all outstanding performance stock unit awards, any executive officer whose employment with the Company terminates because of death, disability, or retirement after reaching retirement age, prior to the end of the three-year performance period, will become vested in the full award determined pursuant to the formula multiplied by the number of full months elapsed since the beginning of the performance period divided by thirty-six, provided, however, that the Compensation Committee, in its sole discretion, may vest some or all of the remaining performance stock units eligible for vesting. If a change of control occurs during the three-year performance period, the Company will issue one share of stock per performance stock unit that could become vested assuming performance at 100% of target levels.

Since 2014, Sensient has issued 100% performance stock unit awards to its executive officers. In future years, our Compensation Committee may grant equity awards using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or using any combination of these alternatives.

The following table shows the performance metrics and weighting that the Compensation Committee set for our 2014 performance stock units and our degree of attainment of these goals:

Three-Year Performance Goal	2015-2017 Target (1) and Percentage of Performance Goal Earned	2015-2017 Calculation (2)	Percentage Weight of PSU Award Formula

Local currency adjusted EBIT growth	-5% Compound Annual Growth Rate (CAGR) on 2014 EBIT minimum, 0%; 0% CAGR on 2014 EBIT, 25%; 5% CAGR on 2014 EBIT target, 100%; 7% CAGR on 2014 EBIT maximum, 150%	$235.9 million (2.23% CAGR)	70%

Adjusted return on invested capital	50 basis points decrease on 2014 ROIC minimum, 0%; No change on 2014 ROIC, 50%; 50 basis points increase on 2014 ROIC maximum, 150%	10.9% (70 bps increase)	30%

(1)
Each three-year performance goal for 2015-2017 is subject to a minimum, target, and maximum level for purposes of determining any awards as shown above. Three-year performance below the minimum level would result in no award for that performance goal and three-year performance equal to or above the maximum level would result in an award of 150% of the target level for that performance goal. Interpolation will be used to calculate the award if the performance falls between the various levels.

(2)
Our stock plans provide that in comparing performance against the targeted performance goals, the Compensation Committee shall adjust performance targets to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, the effect of foreign currency translation or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets. The Company’s local currency adjusted results exclude restructuring and other costs, the impact of the 2017 Tax Legislation, and the impact of foreign exchange rates. The Committee set the 2015-2017 targets excluding the results of the European Natural Ingredients business (which the Company sold in March 2017).  This exclusion decreased local currency adjusted EBIT by $0.2 million and had no impact on adjusted return on invested capital.

Based on 2015-2017 performance, each named executive officer (other than Mr. Grover) received 85.6% of the 2014 performance stock unit award. Mr. Paul Manning earned 28,762 performance stock units, Mr. Rolfs earned 13,011 performance stock units, Mr. Geraghty earned 6,762 performance stock units, and Mr. Wilkins earned 7,190 performance stock units. The performance stock units earned by each named executive officer (other than Mr. Grover) vested on February 8, 2018.

Stock Ownership Guidelines

Even when the restrictions have lapsed on equity awards, Sensient long had written policies that generally require executive officers and independent directors to hold all of their Sensient stock until their retirement from Sensient. In 2017, the Compensation Committee, partially based upon feedback from a number of third party advisors interviewed in 2017 for the role of compensation consultant (for which the Company ultimately engaged Alvarez & Marsal), modified the hold-to-retirement provisions of its stock ownership guidelines for elected officers so that they now apply to the Chief Executive Officer but not the other executive officers. The Company’s prior hold-to-retirement provisions were unusual in the market.  The Company believes that the rigorous application of the hold-to-retire policy to all executives in combination with the Company’s 100% performance stock grants and other policies was even more unusual and could potentially harm the Company’s ability to attract and retain executive talent. The “hold-to-retirement” policy (as revised) applies to any additional net shares awarded by the Company to the Chief Executive Officer in the future and requires him to hold such shares until he retires or is no longer employed by the Company, except that he may: (1) exercise and sell shares from an option expiring within one year; (2) at age 60 or over, sell pursuant to a Board-approved Rule 10b5-1 plan; and (3) sell up to 50% of shares upon the vesting of restricted stock to permit payment of related federal and state income and payroll taxes.

The Company’s stock ownership guidelines for elected officers are applicable within three years from an officer’s date of election and provide as follows:

•	the Chief Executive Officer should own stock with a value of at least six times his annual base salary;
•	Senior Vice Presidents (currently Mr. Rolfs) should own stock with a value of at least four times their annual base salaries; and
•	other executive officers should own stock with a value of at least two times their annual base salaries

(in each case ownership excludes unexercised stock options, but includes all restricted stock and performance stock units at the “target” payment amount).

The policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account, and loans of Company stock for purposes of short selling.

The Company’s stock ownership guidelines for independent directors provide that independent directors should own at least 1,000 shares of Common Stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board. This policy includes a “hold-to-retirement from the Board” requirement for at least 75% of any additional net shares awarded to them, with exceptions for the sale of shares from the exercise of options expiring within one year, or the sale of up to 50% of restricted shares upon vesting (to permit payment of related taxes). The director guidelines similarly prohibit hedging transactions using Company stock, the use of Company stock as collateral in a margin account, and loans of Company stock for purposes of short selling.

All of the Company’s directors and named executive officers comply with these robust stock ownership requirements and the Company’s policies against hedging, short selling, and use of Company stock as collateral. As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, creating a strong alignment with the interests of our shareholders.

Executive Compensation Clawback Policy

Sensient’s clawback policy became effective on January 1, 2012. The policy provides for the recovery of equity-based and other incentive compensation from the offending officer(s) if Sensient is required to prepare an accounting restatement due to Sensient’s material noncompliance with any financial reporting requirements under the securities laws as a result of misconduct from a current or former executive officer. Under the policy, the Compensation Committee has discretion to recover any bonus, or other incentive-based or equity-based compensation, received by the offending officer during the 12-month period following the first public issuance or filing of the noncompliant financial document and any profits realized by the offending officer from the sale of Sensient securities during that 12-month period. It is uncertain whether a three-year clawback policy will be required under future SEC regulations and NYSE listing standards called for by the Dodd-Frank Act. The Company decided to adopt a clawback policy even before the SEC requirements become effective in order to minimize any investor concerns in this regard. If new SEC or NYSE requirements become effective, we will amend our policy as necessary to comply with those requirements.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees. For example, the Company provides executive officers and salaried employees with health insurance, vacation, and sick pay. For key executives, Sensient has also provided other benefits, including automobiles, club memberships, financial planning, and sometimes relocation assistance or other benefits.

Chief Executive Officer’s Employment Agreement

Mr. Paul Manning is the only officer of the Company who currently has an employment agreement. A description of certain terms of Mr. Paul Manning’s employment agreement is provided below.

Compensation for Mr. Paul Manning

Mr. Paul Manning has an employment agreement with the Company that commenced on February 9, 2017. The initial term of employment is three years, commencing on the effective date. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings, and retirement plans, and customary benefits. The agreement incorporates by reference a one-year non-competition covenant that will begin on the date Mr. Paul Manning ceases to serve as Chief Executive Officer.

For 2015, 2016, and 2017, Sensient’s principal corporate goals and objectives relevant to Mr. Paul Manning’s compensation were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.

For 2015, 2016, and 2017, the Committee set Mr. Paul Manning’s base salary at $840,000, $875,000, and $910,000 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Paul Manning’s leadership role. In addition, for fiscal 2015, and 2016, his potential annual cash incentive award was 85% of base salary at “target” performance, which was somewhat below potential awards of other companies based on the Comparable Company Data. For fiscal 2017, his potential annual cash incentive award was 100% of base salary at “target” performance. For 2015, 2016, and 2017, the target awards were based on a weighted average of the Company’s achievement of three performance goals – local currency adjusted earnings per share, adjusted gross profit as a percentage of revenue, and adjusted cash flow.

Sensient granted Mr. Paul Manning 35,400 performance stock units in 2015, 34,900 performance stock units in 2016, and 39,100 performance stock units in 2017. The award for each year was based on Mr. Manning’s performance with respect to the year in which the award was granted in accordance with the evaluation described above. The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

For 2017, Mr. Manning also participated in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan, and the deferred compensation plan. Mr. Manning’s participation in these retirement plans was on the same basis as other executive officers of the Company.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus, and larger equity awards than our other executive officers, which is consistent with the practices of the companies included in the Comparable Company Data and most other public companies.

Mr. Manning’s employment agreement includes significant obligations upon early termination of employment (regardless of a change of control) without “cause” or for “good reason” as defined therein and as described below under “Potential Payments Upon Termination or Change of Control.”

Change of Control Agreements

The Company maintains change of control agreements with all of its elected executive officers, including the named executive officers. These agreements are customary in Sensient’s industry and help to attract and retain key executives in the event of a change of control. These agreements are not employment agreements and have no effect unless there is a change of control. For these purposes, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s Common Stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation, or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the Common Stock and voting power of the resulting entity.

Each of these agreements provides that in the event of a change of control, the Company will continue to employ the executive for a period of three years following the date of such change of control. During this period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice, and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. See “Tax Aspects of Executive Compensation” below. The Compensation Committee believes that these change of control benefits are important for attracting and retaining executive talent, help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests and the long-term best interests of all stakeholders. Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain executive officers to $1 million annually per executive officer. Prior to January 1, 2018, there was an exception to this limit for “performance-based” compensation and Sensient’s stock and incentive plans were designed so that outstanding stock awards granted to the covered individuals met the performance-based compensation exception to Section 162(m).

However, as previously noted, there may have been instances in which the Company determined that it could not structure compensation to comply with the Section 162(m) requirements. In those instances, the Compensation Committee may have elected to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may have reduced the amount of Sensient’s tax deduction for the compensation.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments. Sensient’s change of control employment and severance agreements do not provide for tax gross-ups. See “Compensation Objectives and Philosophy” above.

In addition, the Internal Revenue Code imposes a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to current or former executive officers of publicly-held corporations. We have structured our benefit plans and agreements to comply with Section 409A of the Internal Revenue Code in order to avoid any adverse tax consequences on the Company or its executive officers as a result of the surtax under Section 409A.

Executive Compensation Tables (2015, 2016, and 2017)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer, and the Company’s three Group Presidents, who were the next three most highly compensated executive officers who were serving in those positions at the end of 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Paul Manning	2017	$910,000	$-	$3,002,880	$-	$528,710	$653,000	$126,291	$5,220,881
Chairman, President and	2016	875,000	-	2,703,354	-	1,144,245	320,000	100,937	5,143,536
Chief Executive Officer	2015	840,000	-	2,300,646	-	714,000	-	137,612	3,992,258

Stephen J. Rolfs	2017	457,600	-	898,560	-	172,813	152,000	63,935	1,744,908
Senior Vice President	2016	440,000	-	898,536	-	440,005	178,000	54,115	2,010,656
and Chief Financial Officer	2015	419,430	-	903,361	-	272,630	119,000	62,620	1,777,041

Michael C. Geraghty	2017	397,500	-	599,040	-	193,216	112,000	51,925	1,353,681
President, Color Group	2016	373,390	-	596,442	-	353,972	79,000	42,578	1,445,382
	2015	373,390	-	454,930	-	92,140	129,000	48,724	1,098,184

Gautam Grover	2017	350,200	-	514,560	-	39,676	-	35,217	939,653
President, Flavors Group	2016	340,000	60,750	518,982	-	137,211	-	26,770	1,083,713

Robert Wilkins(1)	2017	295,244	-	514,560	-	33,450	234,000	68,534	1,145,788
President, Asia Pacific Group	2016	266,705	-	518,982	-	156,648	-	62,506	1,004,841
	2015	287,516	-	402,938	-	127,657	37,000	70,502	925,613

(1)
Mr. Wilkins is an Australia-based employee and the amounts listed above under the columns entitled “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” are delivered in Australian dollars. In calculating the U.S. dollar equivalent for items that are not denominated in U.S. dollars, the Company converts each payment into U.S. dollars based on an average exchange rate for the applicable year.

(2)	Includes amounts paid to Mr. Wilkins in 2015 for accrued and unused vacation, and amounts paid to Mr. Geraghty in each year for accrued and unused paid time off.

(3)	Includes 50% of the sign-on bonus paid to Mr. Grover in 2016, the remaining 50% of which was paid to Mr. Grover upon the commencement of his employment with Sensient in 2015.

(4)
The amounts in the table reflect the grant date fair value of stock awards to the named executive officer. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant. The ultimate values of the stock awards to the executives generally will depend on the future market price of our Common Stock and achievement of performance conditions, which cannot be forecasted with reasonable accuracy. With respect to performance stock units, the amounts in the table assume the target level of performance conditions will be achieved. The values of the performance stock units at the grant date in 2017, 2016, and 2015, respectively, assuming the maximum level of performance conditions will be achieved are as follows: Mr. Paul Manning — $4,504,320, $4,055,031, and $3,450,969; Mr. Rolfs — $1,347,840, $1,347,804, and $1,355,042; Mr. Geraghty — $898,560, $894,663, and $682,395; Mr. Grover — $771,840 and $778,473; and Mr. Wilkins — $771,840, $778,473, and $604,407.

(5)
Amounts shown represent the amounts earned under the Company’s annual management incentive plans with respect to the years indicated. The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans with respect to 2017 and 2016 were based upon a weighted average of achievement of targeted levels of local currency earnings per share (60% weight), gross profit as a percentage of revenue (20% weight), and adjusted cash flow (20% weight). The amounts paid to these officers under the management incentive plans with respect to 2015 were based upon a weighted average of achievement of targeted levels of local currency earnings per share (50% weight), gross profit as a percentage of revenue (30% weight), and adjusted cash flow (20% weight). The amounts earned under the management incentive plans are capped at 200% of the award at the targeted level for each executive. See “Components of Executive Compensation and Benefits Program — Annual Incentive Plan Awards” above.

(6)
Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. For the continuing participants collectively, most of the changes in pension value for 2015, 2016, and 2017 were a result of decreases in long-term federal interest rates. This benefit will not increase as a result of compensation increases after 2015 (after 2016 for Mr. Rolfs) because the SERP was frozen by the Board in 2014. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(7)
Includes Company contributions under certain benefit plans and other arrangements for the named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-qualified plan, replaces benefits that cannot be provided by the qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan that exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. Non-U.S. employees (such as Mr. Wilkins) maintain the retirement benefits from their home country. The Company’s contribution to Mr. Wilkins’ superannuation fund, a portable defined contribution plan similar to an individual retirement account, is made in lieu of his participation in the ESOP and Savings Plan. The superannuation fund is not sponsored by the Company, however, the Company is required by Australian law to make an annual contribution in an amount equal to 9.5% of Mr. Wilkins’ annual base salary and his contribution to the superannuation fund. The amounts related to retirement plan benefits listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Superannuation Fund	Total
P. Manning	2017	$20,542	$82,170	$-	$102,712
	2016	15,890	63,560	-	79,450
	2015	22,000	88,000	-	110,000

S. J. Rolfs	2017	8,976	35,904	-	44,880
	2016	7,126	28,505	-	35,631
	2015	9,151	36,605	-	45,756

M. C. Geraghty	2017	7,515	30,059	-	37,574
	2016	4,655	18,621	-	23,276
	2015	6,499	25,994	-	32,493

G. Grover	2017	4,874	19,496	-	24,370
	2016	3,572	14,288	-	17,860

R. Wilkins	2017	-	-	30,206	30,206
	2016	-	-	25,337	25,337
	2015	-	-	32,944	32,944

(8)
Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles, an executive physical, and reimbursement of club membership dues and expenses. The named executive officers did not receive any tax gross-ups related to these various other benefits. Does not include health and welfare plan benefits that are generally available to all salaried employees and do not discriminate in scope, terms, or operation in favor of executive officers. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Club ($)	Tax Gross-Up Payments ($)	Total ($)
P. Manning	2017	$2,635	$15,704	$600	$4,640	$-	$23,579
	2016	2,625	14,222	-	4,640	-	21,487
	2015	2,525	15,469	-	9,618	-	27,612

S. J. Rolfs	2017	4,250	14,805	-	-	-	19,055
	2016	4,264	13,574	646	-	-	18,484
	2015	3,325	13,284	255	-	-	16,864

M. C. Geraghty	2017	-	14,351	-	-	-	14,351
	2016	5,000	14,302	-	-	-	19,302
	2015	2,520	13,711	-	-	-	16,231

G. Grover	2017	740	10,107	-	-	-	10,847
	2016	2,213	6,697	-	-	-	8,910

R. Wilkins	2017	-	38,328	-	-	-	38,328
	2016	-	37,169	-	-	-	37,169
	2015	-	37,558	-	-	-	37,558

Grants of Plan-Based Awards

As detailed above, Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans. The annual management incentive plans for elected officers provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock and performance stock units to key employees. The Company has not granted stock options since 2008. The Committee makes annual decisions, typically in December of each year, regarding appropriate equity-based awards for each executive primarily based upon the Company’s financial performance and each executive’s level of responsibility. See “Components of Executive Compensation and Benefits Programs — Annual Incentive Plan Awards” and “Components of Executive Compensation and Benefits Programs — Equity Awards” above for descriptions of our annual management incentive plans and stock plans.

INCENTIVE PLAN AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Manning	12/7/17	$170,100	$945,000	$1,890,000	0	39,100	58,650	-	-	$-	$3,002,880
S. J. Rolfs	12/7/17	55,575	308,750	617,500	0	11,700	17,550	-	-	-	898,560
M. C. Geraghty	12/7/17	49,140	273,000	546,000	0	7,800	11,700	-	-	-	599,040
G. Grover	12/7/17	40,973	227,630	455,260	0	6,700	10,050	-	-	-	514,560
R. Wilkins	12/7/17	34,543	191,908	383,817	0	6,700	10,050	-	-	-	514,560

(1)
These are awards authorized by the Compensation Committee on December 7, 2017, under the annual cash-based management incentive plans, which provide for incentive payments conditioned upon the Company’s performance in 2018. The annual management incentive plans provide annual cash payments to executives based upon a weighted average of achieving overall Company local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight), and adjusted cash flow (20% weight) goals as described above. These threshold, target, and maximum amounts are all based on a percentage of 2018 salary assuming each named executive officer will continue to be employed by Sensient through December 31, 2018.

(2)
These are awards authorized by the Compensation Committee on December 7, 2017, under the Company’s 2017 Stock Plan, which provide for incentive payments conditioned upon the Company’s performance over the 2018-2020 three-year period. These awards consist of performance stock units granted to the named executive officers, which become earned and vest after satisfaction of a weighted average of achieving two separate performance metrics consisting of (a) overall Company adjusted EBIT growth (70% weight) and (b) adjusted return on invested capital (30% weight).

(3)
The grant date fair value of the performance stock units granted to the named executive officers equals the closing market price of our Common Stock on the December 7, 2017 grant date multiplied by the number of performance stock units awarded. Assuming target levels of performance, each performance stock unit would be converted into one share of Common Stock after the three-year performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2017)

		Option Awards				Stock Awards (1)

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

P. Manning	12/4/14	-	-	$-	-	33,600	(2)(3)	$2,457,840
	12/3/15	-	-	-	-	35,400	(2)	2,589,510
	12/1/16	-	-	-	-	34,900	(2)	2,552,935
	12/7/17	-	-	-	-	39,100	(2)	2,860,165
								$10,460,450

S. J. Rolfs	12/4/14	-	-	-	-	15,200	(2)(3)	$1,111,880
	12/3/15	-	-	-	-	13,900	(2)	1,016,785
	12/1/16	-	-	-	-	11,600	(2)	848,540
	12/7/17	-	-	-	-	11,700	(2)	855,855
								$3,833,060

M. C. Geraghty	12/4/14	-	-	-	-	7,900	(2)(3)	$577,885
	12/3/15	-	-	-	-	7,000	(2)	512,050
	12/1/16	-	-	-	-	7,700	(2)	563,255
	12/7/17	-	-	-	-	7,800	(2)	570,570
								$2,223,760

G. Grover	12/3/15	-	-	-	-	7,000	(2)	$512,050
	12/1/16	-	-	-	-	6,700	(2)	490,105
	12/7/17	-	-	-	-	6,700	(2)	490,105
								$1,492,260

R. Wilkins	12/4/14	-	-	-	-	8,400	(2)(3)	$614,460
	12/3/15	-	-	-	-	6,200	(2)	453,530
	12/1/16	-	-	-	-	6,700	(2)	490,105
	12/7/17	-	-	-	-	6,700	(2)	490,105
								$2,048,200

(1)
The value indicated in the table of the performance stock units (assuming target levels of performance) held at the end of the Company’s last fiscal year is based on the $73.15 per share closing price of a share of Common Stock on December 29, 2017.

(2)
These awards consisted of 100% performance stock units. These performance stock units are eligible to vest based upon the Company’s achievement of certain performance criteria based on EBIT growth and return on invested capital during a three-year performance period. The actual number of shares earned will be determined and vest following the three-year performance period.

(3)
On February 8, 2018, these performance stock units vested at 85.6% of the target award amount shown above based upon the Company's achievement of certain performance criteria based on EBIT growth and return on invested capital during a two-year performance period.  Based on 2015-2017 performance, Mr. Manning earned 28,762 performance stock units, Mr. Rolfs earned 13,011 performance stock units, Mr. Geraghty earned 6,762 performance stock units, and Mr. Wilkins earned 7,190 performance stock units.

OPTION EXERCISES AND STOCK VESTED (2017)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)

P. Manning	-	$-	25,000	$1,904,000
S. J. Rolfs	-	-	22,000	1,675,520
M. C. Geraghty	-	-	10,500	799,640
G. Grover	-	-	-	-
R. Wilkins	-	-	15,000	1,142,400

(1)	Includes restricted stock awarded in 2012 that vested five years after their grant date. The value realized on vesting of restricted stock is based on the value of Common Stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Non-U.S. employees (such as Mr. Wilkins) maintain the retirement benefits in their home country. Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan (“SERP”)

Historically, Sensient offered a SERP to selected Sensient officers and key employees. The SERP provides a non-qualified supplemental executive retirement benefit. As described below, in 2014 Sensient closed the SERP to new participants and froze the benefits payable to existing participants.

Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. A pre-retirement survivor income benefit equal to between 30% and 35% of the sum of base salary and 100% (50% for certain officers) of the highest annual cash incentive award paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. Other than instances of death or disability, participants are not vested and are not eligible for any benefit until they reach a defined retirement age which is stated in terms of age and years of service. Generally, participants are not eligible for a full benefit until age 62 and no benefits are vested prior to age 55. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers, other than Mr. Grover who joined Sensient after the SERP was frozen and closed to new participants, now participate in the SERP. Mr. Paul Manning began participating in SERP on January 1, 2012. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 35% for Mr. Manning and 30% for Messrs. Rolfs, Geraghty, and Wilkins. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The SERP was frozen effective December 31, 2016, with respect to Mr. Rolfs, and December 31, 2015, with respect to all other SERP participants. As a result, no further benefits will accrue under the SERP for any named executive officer after the applicable freeze date. Although no additional benefits accrue under the SERP for any compensation or service after the freeze date, the actuarial present value of these frozen future benefits will increase by a nominal amount each year primarily because the executive officer will be one year closer to retirement age. These future nominal increases in actuarial present value due to the passage of time will be listed under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table.”

PENSION BENEFITS (Year-end 2017)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
P. Manning	SERP	6	$6,417,000	$-
S. J. Rolfs	SERP	19	2,583,000	-
M. C. Geraghty	SERP	4	1,895,000	-
R. Wilkins	SERP	12	2,037,000	-

(1)	The benefits for Messrs. Manning, Rolfs, Geraghty, and Wilkins had not yet vested at year end.

Nonqualified Deferred Compensation

Eligible Company executives are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15-year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan that includes the supplemental ESOP benefit plan and the supplemental savings plan to replace benefits that cannot be allocated to the executives in the qualified ESOP and savings plan because of government imposed annual limitations. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the ERISA. Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
P. Manning	$-	$66,200	$3,725	$-	326,266
S. J. Rolfs	-	22,382	22,874	-	340,018
M. C. Geraghty	-	10,027	10,288	-	83,378
G. Grover	-	4,609	652	-	5,262
R. Wilkins	-	-	-	-	-

(1)	The amount included in this column for each named executive officer is included in such named executive officer’s compensation set forth in the “Summary Compensation Table” above.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present, and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Paul Manning, the other named executive officers, and other executive officers under their Change of Control Employment and Severance Agreements (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control.

Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $54.6 million of assets as of December 31, 2017. Rabbi Trust B is irrevocable.

Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable.

Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement. As noted above, the Company has an employment agreement with Mr. Paul Manning, the Company’s Chief Executive Officer. Pursuant to the terms of this employment agreement, Mr. Paul Manning serves as the Company’s Chairman, President and Chief Executive Officer. The current term of this employment agreement is for a period of three years, ending on February 9, 2020 (the “Term”), and shall be renewable by mutual agreement. This employment agreement may be terminated with or without cause, by the Company or by Mr. Paul Manning, subject to the rights and obligations contained therein. During the Term, Mr. Paul Manning will receive an initial annual base salary of $910,000 and such salary shall be reviewed annually by the Compensation Committee based on Mr. Paul Manning’s performance and the Company’s compensation policies. In addition, Mr. Paul Manning will be eligible for an annual incentive bonus, payable in cash and/or equity, based on criteria determined by the Compensation Committee and shall receive benefits consistent with those received by other executive officers of the Company. For purposes of the agreement, “cause” means conviction of an act of fraud, theft, or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty, or other grave misconduct which is substantially injurious to Sensient. “Good Reason” for Mr. Paul Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee, or otherwise materially breached the agreement.

The Company does not have employment contracts with its other executive officers (it does have contracts effective upon a change of control, as described above and below).

The following table describes the potential payments to Mr. Paul Manning upon a hypothetical termination without cause or by Mr. Manning for “Good Reason” on December 31, 2017. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Termination Benefits (3 x base salary & bonus) (1)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$6,810,000	$113,936	$11,815,439	$18,739,375

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

Change of Control Agreements. In the event of a change of control of the Company, Mr. Paul Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described above. The Company also has change of control agreements with certain of its executive officers (including each of the named executive officers). See “Change of Control Agreements” above for further information about these agreements.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2017, followed by a qualifying severance (other than with respect to the vesting of performance stock units). The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Executive	Severance Amount (1)	Pension Enhancement (2)	Value of Performance Stock Units That Vest Early (3)	Estimated Employee Benefits	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon (4)	Total Estimated Payments
P. Manning	$6,810,000	$12,145,439	$10,460,450	$113,936	$-	$29,529,825
S. J. Rolfs	2,475,657	3,303,707	3,833,060	102,165	-	9,714,589
M. C. Geraghty	2,231,916	2,420,270	2,223,760	88,052	-	6,963,998
G. Grover	1,462,233	53,580	1,492,260	77,540	-	3,085,613
R. Wilkins	1,904,297	2,209,746	2,048,200	119,475	-	6,281,718

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)
The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. For the named executive officers other than Mr. Grover, the pension enhancement also includes calculation of the SERP benefits using the 2015 salary (2016 salary for Mr. Rolfs) and the bonus paid in February 2015.

(3)
Performance stock units awarded in 2015, 2016, and 2017 are subject to accelerated vesting at target performance levels upon a change of control, whether or not followed by a qualifying severance, during their respective three-year performance period.

(4)	None of the Company’s change of control agreements provide for any tax gross-ups.

Chief Executive Officer Pay Ratio

As a result of the recently adopted rules under the Dodd-Frank Act, the SEC requires disclosure of the Chief Executive Officer to median employee pay ratio. Our Chief Executive Officer to median employee pay ratio is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the total cash compensation for all employees, excluding our Chief Executive Officer, as of November 13, 2017. We believe the use of total cash compensation is a consistently applied compensation measure because we do not widely distribute equity awards to employees. Approximately 2% of our employees received equity awards in 2017. We included all employees, whether employed on a full-time, part-time, seasonal, or temporary basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employee.

After identifying the median employee, we calculated the median employee’s 2017 compensation using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table included in this proxy statement. We then added the value of health and welfare plan benefits to both the median employee’s 2017 compensation and Mr. Manning’s 2017 compensation (as reflected above in the Summary Compensation Table included in this proxy statement).

Our median employee’s total compensation for 2017 was $58,463 (which included $10,769 in health insurance benefits, a $1,823 contribution by the Company to the employee’s 401(k) plan account, and a $456 contribution by the Company to the employee’s ESOP account) and Mr. Manning’s total compensation for 2017 was $5,244,900 (which included $10,769 in health insurance benefits paid by the Company, a $10,600 contribution by the Company to Mr. Manning’s 401(k) plan account, and a $2,650 contribution by the Company to Mr. Manning’s ESOP account). As a result, Mr. Manning’s total compensation for 2017 was approximately 90 times that of our median employee.

Given the different methodologies that various public companies will use to determine their CEO pay ratios, the CEO pay ratio reported above should not be used as a basis for comparison between companies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by the Company’s shareholders	415,661	(1)	$30.07	(2)	1,958,025	(3)

Equity compensation plans not approved by the Company’s shareholders	-		-		-

Total	415,661	(1)	$30.07	(2)	1,958,025	(3)

(1)
Includes 4,000 outstanding options issued under the 1999 Amended and Restated Directors Deferred Compensation Plan, 240,186 performance stock unit awards under the 2007 Stock Plan at their target values, and 80,300 performance stock unit awards under 2017 Stock Plan at their target values. The ultimate amount of performance stock units that could vest can range from 0 to 150% of target amount, or from 0 to 480,729 units. Excludes deferred shares, which have no exercise price.

(2)	Calculated based on 4,000 outstanding options, as performance stock units do not have an exercise price.

(3)
Includes the following as of December 31, 2017: (i) up to 1,679,550 shares of restricted stock and performance stock units that may be issued under the Company’s 2017 Stock Plan (after reserving 120,450 shares of Common Stock, the maximum shares that could be earned under outstanding performance stock unit awards); and (ii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iii) up to 78,475 shares that may be issued in the form of restricted stock under the Company’s 2012 Non-Employee Directors Stock Plan.  The 2007 Stock Plan terminated by its terms on April 25, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2017, all of its officers and directors complied with the Section 16(a) filing requirements, except that on April 28, 2017, the Company filed a Form 4 on behalf of each of Drs. Carleone and Ferruzzi and Ms. McKeithan-Gebhardt that included information related to contributions to their deferred compensation plans made on March 31, 2017.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Code of Conduct provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor, or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size that would allow the owner to have influence or control over the company or corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s General Counsel or Director, Internal Audit. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board or an appropriate committee thereof. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Mr. John J. Manning (the Company’s Vice President, General Counsel and Secretary) is the brother of Mr. Paul Manning (the Company’s Chairman, President and Chief Executive Officer). In 2017, Mr. John J. Manning received an annual salary of $290,000, an annual cash incentive award of $187,700 (based on the Company’s performance in 2016), and an award of 4,900 performance stock units (with a grant date fair market value of $376,320 assuming target performance levels).  In 2018, Mr. John J. Manning will receive an annual salary of $350,000, and received an annual cash incentive award of $109,518 (based on the Company’s performance in 2017). Also in 2018, 4,366 shares of Mr. John J. Manning’s 2014 performance stock unit award vested (85.6% of the target 2014 performance stock unit award), and Mr. Manning received $14,575 in dividends accrued under his 2014 performance stock unit award. Mr. John J. Manning also participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees. The employment arrangement of Mr. John J. Manning was carefully considered and approved when he joined the Company and, again, when he was promoted to General Counsel in 2016 by the Audit Committee as well as the full Board in accordance with the Code of Conduct.  His pay is set and approved by the Compensation and Development Committee in the same manner as other executives of the Company.

There were no other transactions since the beginning of 2017, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer, or nominee or (b) any holder of 5% or more of Common Stock or their immediate family members, had a direct or indirect material interest.

ITEM 2.

ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders. Our compensation program is designed to attract, motivate, and retain the key executives who drive our success. Compensation that measures and rewards performance, as well as alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design. Although we have made and will continue to make refinements to our compensation program from time to time, these key principles have been unchanged for many years.

We believe that our corporate governance policies, including our executive compensation program, should be and are responsive to shareholder concerns. This principle is embodied in a non-binding, advisory vote that gives our shareholders the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies, and procedures. We currently hold these non-binding, advisory votes to approve executive compensation annually, so after the Meeting the next vote will occur at the 2019 Annual Meeting of Shareholders. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation. The Compensation Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements.

However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

•	to measure and reward performance from each of our executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or excessive risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls, and oversight that prioritize ethical behavior and minimize the risks present in Sensient’s business.

The application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that recognizes and rewards individual and team performance without encouraging unnecessary or excessive risk taking. We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance. For example, approximately 70% of the average total 2017 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding change in pension values and including performance stock units at grant date fair market value assuming target performance levels) consisted of either incentive payments that were subject to pre-established performance criteria or performance stock equity awards that are subject to future performance criteria. We have made and will continue to make refinements to our compensation program from time to time.

As described in the “2017 Highlights” section of our “Compensation Discussion and Analysis” section above, during 2017 diluted earnings per share from continuing operations decreased 25.9% to $2.03, and adjusted earnings per share2 increased 6.5% to $3.42.  We increased our quarterly dividend to 33 cents per share in October 2017 and returned approximately $141 million of cash to our shareholders during 2017 through dividends and share repurchases.  For the three years ended December 31, 2017, the Company grew its diluted earnings per share from continuing operations at an annualized growth rate of 6.7%, its adjusted earnings per share2 at an annualized growth rate of 4.2% (8.9% in local currency), and its total shareholder return (TSR) was 8.4%. Our 2017 performance drove incentive cash award earnings, and our 2015-2017 performance drove 2014 performance stock unit award earnings, to our named executive officers.  In 2017, we awarded 100% performance stock equity awards under our annual equity award grants for executives. The 2017 shareholder advisory vote showed strong shareholder support for our compensation program and we have continued our market leading executive compensation practices.

We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it. The Board and the Compensation Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if more shares are voted in favor of ratification than are voted against this proposal.  Abstentions and broker non-votes will not affect the outcome of this proposal. If no voting specification is made on a properly executed and transmitted proxy card (excluding broker non-votes), the proxies named on the proxy card will vote “For” this resolution.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

2 Adjusted earnings per share is a non-GAAP financial measure. See “Non-GAAP Financial Measures” under Item 7 of the Company’s Annual Report on Form 10-K for information regarding this measure and a reconciliation to the most directly comparable GAAP measure.

ITEM 3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2018.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board consider it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2018. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2018. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than January 26, 2018. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2019 Annual Meeting of Shareholders, which is expected to be held on April 25, 2019, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 9, 2018, and must otherwise comply with the applicable rules of the SEC.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 90 days (and, in the case of nominations, not more than 120 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws. Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Under the Company’s Bylaws, appropriate shareholder proposals, including shareholder nominations for election of directors of the Company, will be presented at the 2019 Annual Meeting of Shareholders without inclusion in the proxy materials if such proposals are received by the Company no later than January 25, 2019.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO VOTE ON A PHYSICAL PROXY CARD, BY PHONE, OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE PROXY AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2017 ANNUAL REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE EXHIBITS TO THE 2017 ANNUAL REPORT.

By Order of the Board of Directors

John J. Manning
Secretary

Appendix A

SENSIENT TECHNOLOGIES CORPORATION DIRECTOR SELECTION CRITERIA

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer.

•	Recent leadership position in the administration of a major college or university.

•	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

•	Recent prior senior level governmental or military service.

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the Chairman of the Board, President and Chief Executive Officer) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS. NOMINEES ARE ALSO REQUIRED TO PROVIDE A WRITTEN AFFIRMATION THAT, AMONG OTHER THINGS, THE NOMINEE IS NOT AN EMPLOYEE, DIRECTOR OR AFFILIATE OF ANY COMPETITOR OF THE COMPANY.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management.

•
Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board. Directors should be selected so that the Board is a diverse body, with diversity reflecting gender, race, ethnicity, national origin and professional experience.

•
Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status or any other characteristic protected by state, federal or local law.

03 Edward H. Cichurski ■ ■ ■ 08 Scott C. Morrison ■ ■ ■ 04 Mario Ferruzzi ■ ■ ■ 09 Elaine R. Wedral ■ ■ ■ 05 Donald W. Landry ■ ■ ■ 10 Essie Whitelaw ■ ■ ■ 2. Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement. ■ For ■ Against ■ Abstain 3. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of Sensient for 2018. ■ For ■ Against ■ Abstain In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, AND “FOR” ITEMS 2 AND 3. Date _____________________________________ Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority  Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: ■ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2 and 3. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Hank Brown ■ ■ ■ 06 Paul Manning ■ ■ ■ 02 Joseph Carleone ■ ■ ■ 07 Deborah McKeithan-Gebhardt■ ■ ■

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 26, 2018
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. Shares held in the same registration will be combined into the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you received to ensure that all shares you own are voted.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1, and “FOR” Items 2 and 3.

By signing this proxy, you revoke all prior proxies and constitute and appoint PAUL MANNING and JOHN J. MANNING, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 26, 2018, 2:00 p.m., Central Time, and at any adjournment thereof.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Sensient Technologies Corporation’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.proxypush.com/sxt	PHONE 1-866-883-3382	MAIL Mark, sign and date your proxy
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 25, 2018. For shares held in Sensient’s employee benefit plans, the deadline is 12:00 p.m. (CT) on April 23, 2018.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 25, 2018. For shares held in Sensient’s employee benefit plans, the deadline is 12:00 p.m. (CT) on April 23, 2018.	card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.